UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

DELTA AIR LINES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Delta Air Lines, Inc.

P.O. Box 20706

Atlanta, GA 30320

DELTA AIR LINES, INC.

Notice of Annual Meeting

Dear Stockholder:

On behalf of the Board of Directors, it is a pleasure to invite you to attend the 2008 Annual Meeting of Stockholders of Delta Air Lines, Inc. The meeting will be held at 8:30 a.m. Eastern Daylight Time on Tuesday, June 3, 2008, at the Auditorium at AXA Equitable Center, 787 Seventh Avenue, New York, New York 10019. At the meeting, stockholders will vote on the following matters:

•	the election of directors for the next year;

•	the ratification of the appointment of Ernst & Young LLP as Delta’s independent auditors for the year ending December 31, 2008; and

•	any other business that may properly come before the meeting.

If you were a record holder of Delta’s common stock at the close of business on April 18, 2008, you will be entitled to vote at the meeting. A list of stockholders entitled to vote at the meeting will be available for examination during normal business hours for ten days before the meeting at Delta’s Investor Relations Department, 1030 Delta Boulevard, Atlanta, Georgia 30354. The stockholder list will also be available at the meeting.

Because space at the meeting is limited, admission will be on a first-come, first-served basis. Stockholders without appropriate documentation may not be admitted to the meeting. If you plan to attend the meeting, please see the instructions on page 3 of the attached proxy statement. If you will need special assistance at the meeting because of a disability, please contact Jane Martin, Investor Relations, at (404) 715-2391 or toll free at (866) 715-2170.

We are pleased to announce we are taking advantage of new Securities and Exchange Commission rules allowing companies to furnish their proxy materials on the Internet. As a result, we are sending our stockholders a Notice Regarding the Availability of Proxy Materials instead of paper copies of our proxy materials.

We encourage stockholders to sign up to receive electronically future proxy materials, including the Notice Regarding the Availability of Proxy Materials. Using electronic communication significantly reduces our printing and postage costs, and helps protect the environment. To sign up, please visit http://www.delta.com/about_delta/investor_relations/annual_report_proxy_statement/index.jsp.

Please read our attached proxy statement carefully and submit your vote as soon as possible. Your vote is important. You can ensure that your shares are voted at the meeting by using our Internet or telephone voting system, or by completing, signing and returning a proxy card.

Sincerely,

Richard H. Anderson

Chief Executive Officer

Atlanta, Georgia

April 24, 2008

i

DELTA AIR LINES, INC.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 3, 2008

This proxy statement is being provided to you in connection with the solicitation of proxies by the Board of Directors of Delta Air Lines, Inc. The proxies will be voted at Delta’s 2008 Annual Meeting of Stockholders and at any adjournment of the meeting. The annual meeting will be held at 8:30 a.m. Eastern Daylight Time (“EDT”) on Tuesday, June 3, 2008, at the Auditorium at AXA Equitable Center, 787 Seventh Avenue, New York, New York 10019. The AXA Equitable Center is located in Midtown Manhattan between 51st and 52nd streets.

GENERAL INFORMATION

Internet Availability of Proxy Materials

Under rules recently adopted by the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials (including our Annual Report on Form 10-K for the year ended December 31, 2007 (“2007 Form 10-K”)) to our stockholders on the Internet, rather than mailing paper copies to each stockholder. If you received a Notice Regarding the Availability of Proxy Materials (the “Notice”) by U.S. or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice tells you how to access and review the proxy materials and vote your shares on the Internet. If you would like to receive a paper copy of our proxy materials free of charge, please follow the instructions in the Notice. We anticipate the Notice will be distributed to our stockholders beginning on or about April 24, 2008.

Stockholders Entitled to Vote

The Board of Directors set April 18, 2008 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting. On that date, 293,123,886 shares of Delta’s common stock, par value $0.0001 per share, were outstanding. The common stock is the only class of securities entitled to vote at the meeting. Each outstanding share entitles its holder to one vote.

Voting Shares of Common Stock Registered in Your Name or Held under Delta Plans

The control number you receive in your Notice covers shares of common stock in any of the following forms:

•	common stock registered in your name (“registered shares”);

•	common stock held in your account under the Delta Pilots Savings Plan (“Pilot Plan”); or

•	unvested restricted common stock granted under the 2007 Performance Compensation Plan.

Your submission of voting instructions for registered shares results in the appointment of a proxy to vote those shares. In contrast, your submission of voting instructions for common stock held in your Pilot Plan account or for unvested restricted common stock instructs the trustee of the Pilot Plan or the administrator of the 2007 Performance Compensation Plan, as applicable, how to vote those shares, but does not result in the appointment of a proxy. You may submit your voting instructions regarding all of the shares covered by the same control number before the meeting by using our Internet or telephone system, or by completing and returning a proxy card, as described below:

•

Voting by the Internet or Telephone. You may vote using the Internet or telephone by following the instructions in the Notice to access the proxy materials, and then following the instructions provided to allow you to record your vote. The Internet and telephone voting procedures are designed to authenticate votes cast by using a personal identification number. These procedures enable stockholders to confirm their instructions have been properly recorded.

•

Voting by Proxy Card. If you obtained a paper copy of our proxy materials, you may vote by signing, dating and returning your instructions on the proxy card in the enclosed postage-paid envelope. Please sign the proxy card exactly as your name appears on the card. If shares are owned jointly, each joint owner should sign the proxy card. If a stockholder is a corporation or partnership, the proxy card should be signed in the full corporate or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, please state the signer’s full title and provide a certificate or other proof of appointment.

To be effective, instructions regarding shares held in your Pilot Plan account must be received by 5:00 p.m. EDT on May 30, 2008. Instructions regarding registered shares or unvested restricted stock must be received by 5:00 p.m. EDT on June 2, 2008.

You may also vote registered shares by attending the annual meeting and voting in person; this will revoke any proxy you previously submitted. Please note that you may not vote your shares of unvested restricted common stock or shares held in your Pilot Plan account in person at the meeting. If you do not submit voting instructions regarding these shares, they will not be voted.

All properly submitted voting instructions, whether submitted by the Internet, telephone or U.S. mail, will be voted at the annual meeting according to the instructions given, provided they are received prior to the applicable deadline described above. All properly submitted proxy cards not containing specific instructions will be voted in accordance with the Board of Directors’ recommendations set forth on page 3. The members of Delta’s Board of Directors designated to vote the proxies returned pursuant to this solicitation are Richard H. Anderson, Daniel A. Carp and David R. Goode.

Revoking a Proxy or Voting Instructions

If you hold registered shares, unvested restricted common stock, or shares in your Pilot Plan account, you may revoke your proxy or voting instructions prior to the meeting by:

•	providing written notice to Delta’s Corporate Secretary at Delta Air Lines, Inc., Dept. No. 981, P.O. Box 20574, Atlanta, Georgia 30320; or

•	submitting later-dated instructions by the Internet, telephone or mail.

To be effective, revocation of instructions regarding shares held in your Pilot Plan account must be received by 5:00 p.m. EDT on May 30, 2008. Revocation of instructions regarding registered shares or unvested restricted stock must be received by 5:00 p.m. EDT on June 2, 2008.

You may also revoke your proxy covering registered shares by attending the annual meeting and voting in person. Attending the meeting will not, by itself, revoke a proxy. Please note that you may not vote your shares of unvested restricted common stock or shares held in your Pilot Plan account in person at the meeting.

Voting Shares Held in “Street Name”

If your shares are held in the name of a broker, bank or other record holder, please refer to the instructions provided by the record holder regarding how to vote your shares or to revoke your voting instructions. You may also obtain a proxy from the record holder permitting you to vote in person at the annual meeting.

Limitation on Brokers’ Authority to Vote Shares

Under New York Stock Exchange (“NYSE”) rules, brokerage firms may vote in their discretion on certain matters on behalf of clients who do not provide voting instructions at least 15 days before the date of the annual meeting. Generally, brokerage firms may vote to elect directors, to ratify the appointment of independent auditors and on other “discretionary” items. Accordingly, if your shares are held in a brokerage account and you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker.

Quorum for the Annual Meeting

The quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock that are outstanding and entitled to vote. Abstentions from voting and broker non-votes, if any, will be counted in determining whether a quorum is present. The meeting will not commence if a quorum is not present.

Votes Necessary to Act on Proposals

At an annual meeting at which a quorum is present, the following votes will be necessary to elect directors and to ratify the appointment of the independent auditors:

•

Each director shall be elected by the vote of a majority of the votes cast with respect to the director. For purposes of this vote, a majority of the votes cast means that the number of shares voted “for” a director must exceed fifty (50) percent of the votes with respect to that director (excluding abstentions).

•

Ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2008 requires the affirmative vote of the majority of shares present and entitled to vote. Abstentions are counted as votes present and entitled to vote and have the same effect as votes against the proposal.

Broker non-votes, if any, are not counted as either votes for or votes against either proposal.

Recommendations of the Board of Directors

The Board of Directors recommends that you vote:

•	FOR the election of the director nominees named in this proxy statement; and

•	FOR the ratification of the appointment of Ernst & Young LLP as Delta’s independent auditors for the year ending December 31, 2008.

All properly submitted proxy cards not containing specific instructions will be voted in accordance with the Board’s recommendations.

Presentation of Other Business at the Meeting

Delta is not aware of any business to be transacted at the annual meeting other than as described in this proxy statement. If any other item or proposal properly comes before the meeting (including, but not limited to, a proposal to adjourn the meeting in order to solicit votes in favor of any proposal contained in this proxy statement), the proxies received will be voted at the discretion of the directors designated to vote the proxies.

Attending the Meeting

To attend the annual meeting, you will need to show you are either a Delta stockholder as of the record date, or hold a valid proxy from such a Delta stockholder.

•	If your shares are registered in “street name,” or are held in your Pilot Plan account, please bring evidence of your stock ownership, such as your most recent account statement.

•	If you own unvested restricted common stock, please bring your Delta identification card; we will have a list of the holders of unvested restricted common stock at the meeting.

All stockholders should also bring valid picture identification; Delta employees may use their Delta identification card. If you do not have valid picture identification and proof that you own Delta stock, you may not be admitted to the meeting.

The annual meeting will be held at 8:30 a.m. EDT on Tuesday, June 3, 2008, at the Auditorium at the AXA Equitable Center, 787 Seventh Avenue, New York, NY 10019. This facility is located in Midtown Manhattan between 51st and 52nd streets.

Delta’s Bankruptcy Proceedings

On September 14, 2005, we filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). On April 25, 2007, the Bankruptcy Court approved our Joint Plan of Reorganization (together with the related Disclosure Statement, as amended or supplemented, the “Plan of Reorganization”). On April 30, 2007, we emerged from bankruptcy. Holders of Delta’s equity interests prior to our emergence from bankruptcy did not receive any distributions under the Plan of Reorganization, and their equity interests were cancelled upon confirmation of the Plan of Reorganization. These proxy materials provide information regarding voting at the 2008 annual meeting of the Delta common stock issued on or after April 30, 2007.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Overview

Delta believes that sound corporate governance practices are essential to maintain the trust of our stockholders, customers, employees and other stakeholders. We operate under governance practices that are transparent, up-to-date and appropriate for our industry. In 2007, we updated Delta’s corporate governance practices as described below; the changes are reflected on Delta’s Corporate Governance website.

Director Independence

Independence of Audit, Corporate Governance, Personnel & Compensation Committee Members

For many years, Delta’s Board of Directors has been composed of a substantial majority of independent directors. This practice was continued when Delta emerged from bankruptcy on April 30, 2007, and a new Board of Directors was formed pursuant to the Plan of Reorganization. At that time, Delta’s Board established a new Audit Committee, Corporate Governance Committee, Finance Committee and Personnel & Compensation Committee to focus on particular Board responsibilities.

The Board of Directors has determined that all current directors are independent under the NYSE listing standards and Delta’s director independence standards, except Mr. Anderson is not independent because he is Delta’s Chief Executive Officer and Mr. Rogers is not independent because he is a Delta pilot. In making these independence determinations, the Board of Directors considered information submitted by the directors in response to questionnaires, information obtained from Delta’s internal records and advice from counsel.

The Audit, Corporate Governance and Personnel & Compensation Committees each operates under a written charter that was reviewed and updated as appropriate in 2007 by the Board of Directors with the assistance of counsel. In 2007, the Board of Directors adopted a new charter for the Finance Committee.

The Audit, Corporate Governance, Finance and Personnel & Compensation Committees consist entirely of non-employee directors who are independent, as defined in the NYSE listing standards and Delta’s director independence standards. The members of the Audit Committee also satisfy the additional independence requirements set forth in rules under the Securities Exchange Act of 1934.

Certificate of Incorporation and Bylaws

Prior to Delta’s emergence from bankruptcy, management, with the assistance of counsel, reviewed our existing charter documents in order to update the corporate governance provisions. After discussions with the Official Committee of Unsecured Creditors (“Creditors’ Committee”), Delta adopted an amended and restated certificate of incorporation and amended bylaws effective upon confirmation of the Plan of Reorganization on April 30, 2007. These documents are referred to in this proxy statement as the New Certificate and the New Bylaws.

Neither the New Certificate nor the New Bylaws provide for a classified Board of Directors. Under the New Bylaws, a director in an uncontested election is elected by a majority of votes cast (excluding abstentions) at a stockholder meeting where a quorum is present. Previously, a director was elected by a plurality of votes cast at a meeting where a quorum was present.

Corporate Governance Documents

You may view the charters of the Audit, Corporate Governance, Finance and Personnel & Compensation Committees, the New Certificate, the New Bylaws, Delta’s corporate governance principles, our codes of ethics and business conduct and our director independence standards on our Corporate Governance website at www.delta.com/inside/about_delta/investor_relations/corporate_governance/index.jsp. Additionally, you may obtain a copy of these materials by contacting Delta’s Corporate Secretary.

Identification and Selection of Nominees for Director

The Corporate Governance Committee is responsible for recommending nominees for election to the Board of Directors. Potential Board nominees are selected in light of the Board’s needs at the time of recommendation. The Committee assesses potential nominees on various criteria, such as business skills and experience, personal character and judgment, and diversity of experience. The Committee also considers the ability of potential nominees to devote significant time to Board activities. The independence and financial literacy of potential nominees are important factors in the Committee’s selection process. The Committee evaluates potential nominees suggested by stockholders on the same basis as all other potential nominees. To recommend a potential nominee, you may:

•	email independent.directors@delta.com or

•	send a letter addressed to Delta’s Corporate Secretary at Delta Air Lines, Inc., Dept. No. 981, P.O. Box 20574, Atlanta, Georgia 30320.

Each potential nominee is reviewed by the Corporate Governance Committee, which decides whether to recommend a candidate for consideration by the full Board.

Audit Committee Financial Experts

The Board of Directors has designated Mr. Brinzo, Mr. Goeltz, Mr. Lund and Mr. Woodrow as Audit Committee Financial Experts.

Compensation Committee Interlocks and Insider Participation

None of the members of the Personnel & Compensation Committee is a former or current officer or employee of Delta or has any interlocking relationships as set forth in applicable SEC rules.

Stockholder Communications with Directors

The Board of Directors has established a process by which stockholders may communicate with our independent directors by sending an e-mail to independent.directors@delta.com. We have established a link to this address on our website. All communications will be sent directly to the non-executive Chairman of the Board, as representative of the independent directors, other than communications pertaining to customer service, human resources and accounting, auditing, internal control and financial reporting matters. Communications regarding customer service and human resources matters will be forwarded for handling by the appropriate Delta department. Communications regarding accounting, auditing, internal control and financial reporting matters will be brought to the attention of the Chair of the Audit Committee.

The Board of Directors and Board Committees

During 2007, the Board of Directors met 13 times. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served that were held during his or her tenure on the Board of Directors.

The Board of Directors regularly meets in executive session without management. Mr. Carp, who serves as the non-executive Chairman of the Board, presides at these executive sessions.

It is the Board’s policy that directors should attend the annual meeting. Delta did not hold annual meetings of stockholders in 2006 or 2007 because we were operating under Chapter 11.

The Board of Directors has established the following committees to assist it in discharging its responsibilities:

Audit Committee

The Audit Committee members are Mr. Brinzo, chair, Mr. Goeltz, Mr. Lund, Dr. Massey, and Mr. Woodrow. The Committee met 12 times in 2007. The Committee:

•	Appoints (subject to stockholder ratification) our independent auditors

•	Represents and assists the Board in its oversight of:

•	the integrity of our financial statements

•	our compliance with legal and regulatory requirements

•	our independent auditors’ qualifications, independence and performance

•	the performance of our internal audit department

•	Discusses the adequacy and effectiveness of our internal control over financial reporting

•	Oversees our compliance with procedures and processes pertaining to corporate ethics and standards of business conduct

•	Reviews and, if appropriate, approves or ratifies:

•	possible conflicts of interest involving members of the Board or executive officers

•	transactions that would be subject to disclosure under Item 404 of SEC Regulation S-K

•	Considers complaints concerning accounting, auditing, internal control and financial reporting matters

Corporate Governance Committee

The Corporate Governance Committee members are Mr. Carp, chair, Mr. Davis, Dr. Massey and Ms. Reynolds. The Committee met 3 times in 2007. The Committee:

•	Identifies and recommends qualified individuals to the Board for nomination as directors and considers stockholder nominations of candidates for election as directors

•	Considers, develops and makes recommendations to the Board regarding matters related to corporate governance, including:

•	qualifications and eligibility requirements for Board members, including director independence standards

•	the Board’s size, composition, organization and processes

•	the type, function, size and membership of Board committees

•	evaluation of the Board

Finance Committee

The Finance Committee members are Mr. Goeltz, chair, Mr. Brinzo, Mr. Davis, Mr. Goode and Ms. Reynolds. The Committee met 6 times in 2007. The Committee:

•	Reviews and makes recommendations, where appropriate, to the Board regarding:

•	financial planning and financial structure

•	risk management

•	financings and guarantees

•	capital expenditures

•	annual and longer-term operating plans

•	tax policy

•	dividend policy

•	issuances and repurchases of capital stock and other securities

•	investments and hedging

•	Approves commitments, capital expenditures and debt financings, subject to certain limits

Personnel & Compensation Committee

The Personnel & Compensation Committee members are Mr. Goode, chair, Mr. Carp, Mr. Lund, and Mr. Woodrow. The Committee met 7 times in 2007. The Committee:

•	Establishes our general compensation philosophy and oversees the development and implementation of compensation programs

•	Performs an annual performance evaluation of our CEO and determines and approves the CEO’s compensation level

•	Reviews and approves compensation programs applicable to our executive officers

•	Considers periodically our management succession planning

•	Makes recommendations to the Board regarding election of officers

•	Makes recommendations to the Board regarding Board compensation

PROPOSAL 1 — ELECTION OF DIRECTORS

A Board of eleven directors will be elected at the annual meeting. Each director shall be elected by the vote of a majority of the votes cast with respect to the director. For a director to be elected, the number of votes cast “for” a director must exceed fifty (50) percent of the votes with respect to that director (excluding abstentions). Each director elected will hold office until the next annual meeting of stockholders and the election of his or her successor.

Any director not elected by a majority of the votes cast at the annual meeting must offer to tender his or her resignation to the Board of Directors. The Corporate Governance Committee will make a recommendation to the Board of Directors whether to accept the resignation. The Board of Directors will consider the recommendation and publicly disclose its decision within 90 days after the certification of the election results.

The Board of Directors recommends a vote FOR the following nominees:

(1)	Richard H. Anderson	(7)	Victor L. Lund

(2)	John S. Brinzo	(8)	Walter E. Massey

(3)	Daniel A. Carp	(9)	Paula Rosput Reynolds

(4)	Eugene I. Davis	(10)	Kenneth C. Rogers

(5)	Richard Karl Goeltz	(11)	Kenneth B. Woodrow

(6)	David R. Goode

All of the nominees are currently serving on the Board of Directors. The Board of Directors believes each nominee for director will be able to stand for election. If any nominee becomes unable to stand for election, the Board may name a substitute nominee or reduce the number of directors. If a substitute nominee is chosen, the directors designated to vote the proxies will vote FOR the substitute nominee.

Delta’s Plan of Reorganization provided that Delta’s new Board would initially consist of 11 members, including Gerald Grinstein, who was then serving as Delta’s Chief Executive Officer. The Plan of Reorganization also provided that the other 10 members would be chosen by the Creditors’ Committee in consultation with Delta; that at least three members would be chosen from among the members of the then current Board of Directors; and that all members of the Board of Directors, other than Mr. Grinstein, must satisfy the NYSE independence standards. In connection with the formation of the new Board, the Creditors’ Committee retained a third-party search firm to assist in identifying and evaluating potential Board members. Mr. Goode, Mr. Grinstein, Ms. Reynolds and Mr. Woodrow were members of the Board of Directors prior to Delta’s emergence from bankruptcy. The other nominees listed above, other than Mr. Rogers, joined Delta’s Board on April 30, 2007, in accordance with the Plan of Reorganization.

Mr. Grinstein, who served as a director since 1987 and as Delta’s Chief Executive Officer since 2004, retired from both positions on September 1, 2007 in connection with the election of Mr. Anderson, then a Board member, as Chief Executive Officer.

In connection with the proposed merger between Delta and Northwest Airlines, Delta, the Air Line Pilots Association, International, the collective bargaining representative for Delta pilots (“ALPA”), and the Delta Master Executive Council, the governing body of the Delta unit of ALPA (“Delta MEC”), entered into an agreement to amend the collective bargaining agreement for Delta pilots, effective on the closing date of the merger and subject to ratification by Delta pilots. Delta also agreed (1) to cause the election to its Board of Directors of a Delta pilot designated by the Delta MEC who is not a member or officer of the Delta MEC or an officer of ALPA (“Pilot Nominee”); (2) at any meeting of stockholders at which the Pilot Nominee is subject to election, to renominate the Pilot Nominee, or nominate another qualified Delta pilot designated by the Delta MEC, to be elected to the Board of Directors, and to use its reasonable best efforts to cause such person to be elected to the Board; and (3) in the event of the death, disability, resignation, removal or failure to be elected of the Pilot Nominee, to elect promptly to the Board a replacement Pilot Nominee designated by the Delta MEC to fill the resulting vacancy. Pursuant to this provision, the Board of Directors elected Mr. Rogers to the Board on April 14, 2008. Mr. Rogers will not be separately compensated for his service as a director.

Mr. Rogers’ compensation as a Delta pilot is determined under the collective bargaining agreement between Delta and ALPA. During Delta’s Chapter 11 case, ALPA agreed to amend its collective bargaining agreement to reduce Delta’s pilot labor costs. In exchange for this amendment, ALPA received certain consideration from Delta, including a claim against Delta’s bankruptcy estate, which ALPA distributed among eligible pilots. During 2007, Mr. Rogers received $349,358 as a Delta pilot, including $233,865 from the distribution from ALPA.

The merger agreement between Delta and Northwest Airlines provides that the Board of Directors of the combined company will consist of 13 members – seven members from the Delta Board of Directors (who will include Mr. Carp and Mr. Anderson); five members of the Northwest Board of Directors; and one representative designated by ALPA (who will be Mr. Rogers or a qualified pilot designated by the Delta MEC).

Certain Information About Nominees

Richard H. Anderson	Age 52	Joined Delta’s Board April 30, 2007

Mr. Anderson has been Chief Executive Officer of Delta since September 1, 2007. He was Executive Vice President of UnitedHealth Group from November 2004 to August 2007. Mr. Anderson was Chief Executive Officer of Northwest Airlines Corporation and its principal subsidiary, Northwest Airlines, from February 2001 to November 2004. Northwest filed a voluntary petition for reorganization under Chapter 11 in September 2005.

Committees:         none

Directorships:      Cargill, Inc.; Medtronic, Inc.

John S. Brinzo	Age 66	Joined Delta’s Board April 30, 2007

Mr. Brinzo was Chairman of the Board of Directors of Cleveland-Cliffs Inc, from January 2000 until his retirement in May 2007. He also served as Chairman, President and Chief Executive Officer of Cleveland-Cliffs Inc from July 2003 until April 2005, and as Chairman and Chief Executive Officer from January 2000 until his retirement as CEO in September 2006.

Committees:	Audit (Chair); Finance

Directorships:	AK Steel Holding Corporation; Alpha Natural Resources, Inc.; The Brink’s Company

Affiliations:	Trustee, Great Lakes Science Center and Kent State University Endowment Foundation

Daniel A. Carp	Age 59	Joined Delta’s Board April 30, 2007

Mr. Carp has served as non-executive Chairman of Delta’s Board of Directors since April 30, 2007. He was Chief Executive Officer and Chairman of the Board of Eastman Kodak Company from 2000 to June 2005, and continued to serve as Chairman of the Board until his retirement from the company in December 2005. Mr. Carp was President of Eastman Kodak Company from 1997 to 2003.

Committees:	Corporate Governance (Chair); Personnel & Compensation

Directorships:	Liz Claiborne, Inc.; Norfolk Southern Corporation; Texas Instruments Inc.

Affiliations:	Trustee, George Eastman House, New York; Trustee, Shelter for Abused Women & Children, Naples, Florida

Eugene I. Davis	Age 53	Joined Delta’s Board April 30, 2007

Mr. Davis has served as Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a privately held consulting firm, since 1997. PIRINATE specializes in turnaround management, merger and acquisition consulting and strategic planning advisory services for public and private business entities. From 2001 to 2004, Mr. Davis served in various executive positions at RBX Industries, Inc., including Chairman, Chief Executive Officer and President. RBX Industries, Inc. filed a voluntary petition for reorganization under Chapter 11 in March 2004.

Committees:	Corporate Governance; Finance

Directorships:

American Commercial Lines Inc; Atlas Air Worldwide Holdings, Inc.;

Foamex International Inc.; Footstar, Inc.; Haights Cross Communications, Inc.;

Knology, Inc.; Silicon Graphics, Inc.; Solutia Inc. and Viskase Companies, Inc.

Richard Karl Goeltz	Age 65	Joined Delta’s Board April 30, 2007

Mr. Goeltz was Vice Chairman and Chief Financial Officer of the American Express Company from 1996 until his retirement in 2000. Mr. Goeltz was a Director and Chief Financial Officer of NatWest Group, parent of National Westminster Bank PLC, from 1992 to 1996. He was Chief Financial Officer and Executive Vice President of The Seagram Company from 1986 to 1992.

Committees:	Finance (Chair); Audit

Directorships:	Aviva plc; Federal Home Loan Mortgage Corporation (“Freddie Mac”); New Germany Fund; Warnaco Group Inc.

Affiliations:

Board of Overseers of Columbia Business School; Council on Foreign Relations;

Court of Governors and Council of the London School of Economics and

Political Science; Trustee, London Philharmonic Orchestra Trust

David R. Goode	Age 67	Joined Delta’s Board April 22, 1999

Mr. Goode was Chairman of the Board of Norfolk Southern Corporation from 1992 until his retirement in 2006; Chairman and Chief Executive Officer of that company from 2004 through 2005; and Chairman, President and Chief Executive Officer of that company from 1992 to 2005. He held other executive officer positions with Norfolk Southern Corporation from 1985 to 1992.

Committees:	Personnel & Compensation (Chair); Finance

Directorships:	Caterpillar Inc.; Texas Instruments Inc.

Affiliations:	Member, The Business Council

Victor L. Lund	Age 60	Joined Delta’s Board April 30, 2007

Mr. Lund has served as the non-executive Chairman of the Board of DemandTec, Inc. since December 2006. He was the non-executive Chairman of the Board of Mariner Health Care, Inc. from May 2002 until December 2004. Mr. Lund was Vice Chairman of Albertson’s, Inc. from June 1999 until June 2002. Mr. Lund was Chairman of the Board of American Stores Company from June 1995 until its acquisition by Albertson’s in June 1999; Chief Executive Officer of American Stores Company from August 1992 until June 1999; and President of American Stores Company from August 1992 until June 1995.

Committees:	Audit; Personnel & Compensation

Directorships:	Borders Group, Inc.; Del Monte Foods Company; DemandTec, Inc.; Service Corporation International; Teradata Corporation

Walter E. Massey	Age 70	Joined Delta’s Board April 30, 2007

Dr. Massey was President of Morehouse College in Atlanta, Georgia, from 1995 until his retirement in June 2007. Prior to joining Morehouse, Dr. Massey held teaching and directorship positions at institutions of higher learning and science foundations across the United States, including the University of Chicago, Brown University, The National Science Foundation and the University of California.

Committees:	Audit; Corporate Governance

Directorships:	Bank of America Corporation; BP plc; McDonald’s Corporation

Affiliations:	Director, The Commonwealth Fund; Trustee, University of Chicago; Director, Andrew Mellon Foundation; Director, Salzburg Global Seminar

Paula Rosput Reynolds	Age 51	Joined Delta’s Board August 17, 2004

Ms. Reynolds has been the President and Chief Executive Officer of Safeco Corporation since January 2006. Before joining Safeco, Ms. Reynolds was Chairman of AGL Resources from 2002 to 2005, and President and Chief Executive Officer from 2000 to 2005. She was Chairman of Atlanta Gas Light Company, a wholly-owned subsidiary of AGL Resources, from 2000 to 2003, and President and Chief Operating Officer from 1998 to 2000. She was President and Chief Executive Officer of Duke Energy Power Services, LLC from 1997 to 1998.

Committees:	Corporate Governance; Finance

Directorships:	Anadarko Petroleum Corporation; Safeco Corporation

Affiliations:	Seattle Chamber of Commerce; Washington Roundtable

Kenneth C. Rogers	Age 47	Joined Delta’s Board April 14, 2008

Mr. Rogers has been a Delta pilot since 1990, and is currently a Boeing 737-800 First Officer. He has served as a nonvoting associate member of Delta’s Board of Directors, designated by the Delta MEC, since 2005. Mr. Rogers was a pilot in the United States Air Force from 1983 to 1990.

Committees:	none

Kenneth B. Woodrow	Age 63	Joined Delta’s Board July 1, 2004

Mr. Woodrow was Vice Chairman of Target Corporation from 1999 until his retirement in December 2000. He served as President of Target Corporation from 1994 until 1999 and held other management positions in that company from 1971 until 1994.

Committees:	Audit; Personnel & Compensation

Directorships:	EZ Gard Industries, Inc.; Visteon Corporation

Affiliations:	Chairman of the Board of Trustees, Hamline University

BENEFICIAL OWNERSHIP OF SECURITIES

Directors, Nominees for Director and Executive Officers

The following table sets forth the number of shares of common stock beneficially owned as of April 18, 2008, by each director and director-nominee, each person named in the Summary Compensation Table in this proxy statement, and all directors and executive officers as a group. Unless otherwise indicated by footnote, the owner exercises sole voting and investment power over the shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)
Richard H. Anderson	459,711
John S. Brinzo	2,113
Daniel A. Carp	7,043
Eugene I. Davis	2,113
Richard Karl Goeltz	4,613
David R. Goode	12,113
Victor L. Lund	2,113
Walter E. Massey	2,113
Paula Rosput Reynolds	2,113
Kenneth C. Rogers	0
Kenneth B. Woodrow	2,113
Edward H. Bastian	324,396	(2)
Michael H. Campbell	176,780	(2)
Glen W. Hauenstein	205,280	(2)
Lee A. Macenczak	155,840	(2)
Gerald Grinstein	1,000
James M. Whitehurst	142,900	(2)
Directors and Executive Officers as a Group (17 Persons)	1,644,034	(2)

(1)	No person listed in the table beneficially owned 1% or more of the outstanding shares of common stock. The directors and executive officers as a group beneficially owned less than 1% of the outstanding shares of common stock.

(2)	Includes the following number of shares of common stock which a director or executive officer has the right to acquire upon the exercise of stock options that were exercisable as of April 18, 2008, or that will become exercisable within 60 days after that date:

Name	Number of Shares	Name	Number of Shares
Mr. Bastian	47,634	Mr. Macenczak	35,167
Mr. Campbell	35,167	Mr. Whitehurst	142,900
Mr. Hauenstein	35,167	Directors & Executive Officers as a group	188,302

Beneficial Owners of More than 5% of Voting Stock

The following table provides information about each entity known to Delta to be the beneficial owner of more than five percent of Delta’s outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class on April 18, 2008
JPMorgan Chase & Co.	44,126,204	(1)	15.1%
270 Park Avenue
New York, NY 10017

FMR LLC	40,365,899	(2)	13.8%
82 Devonshire Street
Boston, MA 02109

Wellington Management Company, LLP	32,880,131	(3)	11.2%
75 State Street
Boston, MA 02109

Lord, Abbett & Co. LLC	29,286,619	(4)	10.0%
90 Hudson Street
Jersey City, NJ 07302

(1)	Based on an Amendment to Schedule 13G filed January 28, 2008, in which JPMorgan Chase & Co. (“JPMorgan”) reported that, as of December 31, 2007, it held 50,044,137 shares. JPMorgan also reported that it had sole voting power over 49,995,598 of these shares, shared voting power over 343 of these shares, sole dispositive power over 50,043,794 of these shares and shared dispositive power over 343 of these shares. The Pension Benefit Guaranty Corporation (“PBGC”), which beneficially owned 49,484,905 of these shares, assigned investment discretion and voting authority over such shares to J.P. Morgan Investment Management Inc., a wholly owned subsidiary of JPMorgan. The PBGC filed an amended Schedule 13D on February 29, 2008, reporting that, in February 2008, it had sold 5,917,933 of the shares held at JPMorgan. The PBGC retains the right to revoke the assignment to JPMorgan and, therefore, is a beneficial owner of the remaining 43,566,972 shares of Delta common stock held by JPMorgan on its behalf. The 44,126,204 shares reported in the table above reflect JPMorgan’s reported holdings of 50,044,137 shares reduced by the 5,917,933 shares the PBGC reported were sold in February 2008.

(2)	Based on an Amendment to Schedule 13G filed February 14, 2008, in which FMR LLC and certain affiliates reported that, as of December 31, 2007, it had sole voting power over 3,155,349 of these shares, shared voting power over none of these shares and sole dispositive power over all 40,365,899 of these shares.

(3)	Based on a Schedule 13G filed April 10, 2008, in which Wellington Management Company, LLP reported that, as of March 31, 2008, it had sole voting power over none of these shares, shared voting power over 13,796,131 of these shares, sole dispositive power over none of these shares and shared dispositive power over 32,800,712 of these shares.

(4)	Based on an Amendment to Schedule 13G filed February 14, 2008, in which Lord, Abbett & Co. LLC reported that, as of December 31, 2007, it had sole voting power over 27,764,101 of these shares, shared voting power over none of these shares, sole dispositive power over 29,167,069 of these shares and shared dispositive power over none of these shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Personnel & Compensation Committee (the “P&C Committee”) of the Board of Directors has responsibility for reviewing and approving our executive compensation program. The P&C Committee operates under a written charter that requires the Committee to be composed of three or more directors, each of whom must be independent under NYSE rules and Delta’s director independence standards.

Under the Plan of Reorganization, the composition of our Board of Directors changed when we emerged from bankruptcy on April 30, 2007. Seven directors joined the new eleven member Board, and six directors completed their Board service. As a result, the membership of the P&C Committee changed. Therefore, this Compensation Discussion and Analysis describes actions and philosophies of the two P&C Committees that were in place during 2007.

The following discussion provides an overview and analysis of the philosophy and objectives, administration and material elements of our executive compensation program. It also provides information about the compensation of our named executive officers for 2007.

Executive Compensation Philosophy and Objectives

Our compensation philosophy and objectives are directly related to our business strategy and objectives.

During our Chapter 11 case, one of our principal business objectives was to achieve a best-in-class cost structure among network airlines by reducing our costs, including employment costs, throughout Delta. Our executive officers shared fully in the cost reduction actions. Many components of executive compensation were eliminated, such as annual and long-term incentive payments and supplemental executive retirement plans. In addition, we did not implement an executive retention program, and all outstanding stock awards were cancelled during bankruptcy.

The former P&C Committee believed that, in order to maximize stakeholder value, all Delta employees should be aligned with the post-emergence business plan, including its financial, operational and customer service goals. With the assistance of its executive compensation consultant, management and Delta’s outside advisors, the former P&C Committee reviewed management compensation, including emergence equity grants to executive officers of airlines and other large companies that had recently emerged from bankruptcy.

At the direction of the former P&C Committee, management and Delta’s outside advisors negotiated with the Creditors’ Committee regarding the terms of the management compensation program to be implemented when we emerged from bankruptcy. The Plan of Reorganization included the 2007 Performance Compensation Plan (the “2007 Performance Plan”), a broad-based equity and cash compensation plan approved by the Board of Directors. The 2007 Performance Plan and the related award opportunities granted to executive officers in connection with Delta’s emergence from bankruptcy were approved by the P&C Committee, the Creditors’ Committee and our creditors as part of the Plan of Reorganization confirmed by the Bankruptcy Court.

After we emerged from bankruptcy, the new P&C Committee reviewed the compensation philosophy and objectives established by the former P&C Committee. The P&C Committee concluded the existing philosophy and objectives remained important to deliver value to stockholders. These objectives are to:

•	Closely align the interests of management with frontline employees and Delta stockholders by utilizing many of the same performance standards in both our executive and broad-based compensation plans.

•	Place a substantial portion of total compensation at risk and utilize performance measures that provide incentives to deliver value to our stockholders, customers and employees.

•	Provide compensation opportunities that assist in motivating and retaining existing talent and attracting new talent to Delta when needed.

•	Target total direct compensation to the airline industry median over time, with fully competitive levels achieved only after frontline employees have attained industry standard pay levels.

The P&C Committee also considered these objectives in structuring the compensation program for executive officers in 2008.

Administration of the Executive Compensation Program

Role of Management. Our human resources department is responsible for the ongoing management of our executive compensation program. The Executive Vice President — HR, Labor & Communications and his staff serve as the primary management liaison to the P&C Committee and propose compensation programs and policies to the P&C Committee at the request of the Committee and the Chief Executive Officer (“CEO”). Our CEO makes recommendations to the P&C Committee regarding individual compensation, such as base salary changes and incentive compensation opportunities for executive officers other than himself. In addition, the President and Chief Financial Officer and his staff evaluate the financial implications of executive compensation proposals and financial performance measures in incentive compensation arrangements. The P&C Committee regularly meets in executive session without management.

Compensation Consultants. In late 2006, the former P&C Committee engaged Towers Perrin to advise the Committee on executive compensation strategy and program design for the special emergence awards for officers, as well as a broad-based equity grant for nonpilot employees upon Delta’s emergence from Chapter 11. Towers Perrin also performed other compensation and benefits work for Delta in late 2006 and 2007. Since August 2007, Frederic W. Cook & Co., Inc. (“Cook”) has advised the new P&C Committee regarding executive compensation strategy and programs, including the compensation for Mr. Anderson when he was hired as CEO. Cook also advised the P&C Committee concerning the compensation of other executive officers. In addition, Cook provides advice to the P&C Committee regarding general compensation program design, the impact of regulatory and legislative changes on our compensation program and compensation practices of competitors. Consistent with its role as independent consultants to the P&C Committee, Cook provides no other services to Delta. Cook may work directly with management on behalf of the Committee, but such work is under the control and supervision of the Committee.

Peer Group

When making compensation decisions after we emerged from bankruptcy, the P&C Committee compared the compensation of our named executive officers as well as the proposed compensation for our new CEO and the President and Chief Financial Officer to the compensation paid to similarly situated executives at companies in our airline industry peer group, a practice referred to as “benchmarking.” We believe that benchmarking data should be used as a point of reference, not as the determining factor in our executive officers’ compensation. In making compensation decisions regarding named executive officers, the Committee considered the benchmarking data, as well as business and industry conditions, our strategic business objectives, and the officer’s performance and experience.

We compared our executives’ compensation to that of the following companies, which also serve as comparators for purposes of compensation for our frontline employees:

•	AirTran Airways

•	American Airlines

•	Continental Airlines

•	JetBlue Airlines

•	Northwest Airlines

•	Southwest Airlines

•	United Airlines

•	US Airways

Elements of Compensation

Compensation elements for our named executive officers include:

•	Base salary

•	Annual incentives

•	Long-term incentives

•	Benefits

Base Salary. We strive to pay a base salary to attract and retain talented executive officers. Base salary is set taking into consideration the individual’s responsibilities, performance and experience, as well as internal equity, business and industry conditions and the competitive market.

Due to business and industry conditions, the pay of all executive officers was reduced both prior to and during our bankruptcy proceedings, and annual merit increases for officers have been suspended since 2003. One of our guiding principles is that we intend to target total direct executive compensation opportunities to the median of our airline industry peer group, but with fully competitive levels achieved only after frontline employees have attained industry standard pay levels. Because frontline employees have not attained this level of pay, there were no across-the-board salary increases for officers during 2007. Select named executive officers received increases in base salary to recognize promotions and increased responsibilities, as discussed below.

•	Mr. Bastian’s salary was increased from $382,500 to $500,000 when he was promoted to President and Chief Financial Officer.

•	During fall 2007, Mr. Campbell’s salary was adjusted from $344,250 to $375,000 in recognition of his expanded responsibility for Delta’s Corporate Communications department.

•	Also during fall 2007, Mr. Hauenstein’s salary was increased from $344,256 to $375,000 due to his substantial contributions to Delta’s strategy to increase revenues.

Annual Incentives. The 2007 Management Incentive Plan (the “2007 MIP”) is an annual cash incentive plan implemented upon emergence from bankruptcy. It closely links pay and performance by providing to approximately 1,200 management employees, including officers, a compensation opportunity based on Delta’s achieving key business plan goals. The performance measures in the 2007 MIP are aligned with financial and operational performance measures in our broad-based profit sharing and Shared Rewards programs.

For executive officers, incentive opportunities under the 2007 MIP were based 50% on our financial performance and 50% on operational performance. The financial goals were the achievement of a specified pre-tax income level for the year, as described in the chart below, and emergence from bankruptcy in 2007. The operational objectives were identical to the goals in the Shared Rewards Program, as well as a metric related to the on-time performance of Delta Connection carriers. Under the Shared Rewards Program for 2007, all employees below the director level had the opportunity to receive a monthly payment from $25 to $100 if one or more of three monthly operational goals were met related to on-time flight arrivals, flight completion factor and customer satisfaction/baggage handling. Even if 2007 MIP financial and operational performance measures were met, no payment could be made to any executive officer under those measures unless there was a payment for 2007 to employees under the broad-based profit sharing plan.

Performance Measure	Weight	Reason for Measure	Target Performance
Financial	50%
Pre-tax income		• Measure of overall Delta profitability	$987 million
Emergence from Bankruptcy		• Critical accomplishment for 2007	Emerge in 2007

Operational	50%
Number of monthly goals met under Shared Rewards Program		• Supports strategic emphasis on efficiency and customer-focus • Aligns executive incentives with all employee Shared Rewards Program	21 Shared Rewards goals achieved
On-time performance of Delta Connection		• Supports strategic focus on customer service	4th in DOT ranking for second half of 2007

Additional Trigger
Payment must be made under the broad-based Profit Sharing Plan before executive incentives paid		• Aligns executives and employees	N/A

The target awards under the 2007 MIP were set at 200% of base salary for Mr. Bastian and Mr. Whitehurst because their base salaries were significantly below those in the airline industry peer group. The target award for Mr. Campbell, Mr. Hauenstein and Mr. Macenczak was set at 100% of base salary. However, in September 2007 when Mr. Anderson was hired as CEO and Mr. Bastian was promoted to President and Chief Financial Officer, the P&C Committee increased Mr. Bastian’s base salary commensurate with his additional responsibilities. The P&C Committee also reduced Mr. Bastian’s target award on a prospective basis to 150% of base salary, the same as the target award percentage set for Mr. Anderson.

Potential payouts under the 2007 MIP ranged from zero to 150% of the target awards depending on the performance results achieved. Performance measures were set at threshold, target and maximum. If threshold performance was not met, then no 2007 MIP was paid on that measure. If threshold performance was met, up to 50% of the 2007 MIP target was paid; if target performance was met, 100% of the 2007 MIP target was paid; if maximum performance was achieved, 150% of the 2007 MIP target was paid. Straight line interpolation was used to determine payouts for performance between threshold and target, and between target and maximum.

In February 2008, the P&C Committee certified the following performance levels, and approved the following awards as a percentage of the target award for the named executive officers. There was a payout to employees under the profit sharing plan for 2007, which was required before any 2007 MIP payments could be made to executive officers. Award amounts for each named executive officer are included in the Summary Compensation Table in this proxy statement.

	Performance Measure	Target Performance	Actual Performance	% of MIP Target Earned
Financial Performance Weighted 50%	Pre-tax income(1)	$987 million	$918 million	93.04%
	Emergence from Bankruptcy	Emerge in 2007	Emerged April 30, 2007

Operational Performance Weighted 50%	Number of monthly goals met under Shared Rewards Program (75% of operational weighting)	21 goals met	23 goals met	133.33%

	On-time performance of Delta Connection (25% of operational weighting)	4th place	6th place	0.00%
Total				96.52%

(1)	“Pre-tax income” has the same meaning in the 2007 MIP and the broad-based profit sharing plan. It means Delta’s annual consolidated pre-tax income calculated in accordance with GAAP and as reported in Delta’s SEC filings, but excluding (a) the line item entitled “Reorganization Items, Net” as reported in the statement of income; (b) asset write downs related to long-term assets; (c) gains or losses with respect to employee equity securities; (d) gains or losses with respect to extraordinary, one-time or non-recurring events; and (e) expense accrued with respect to the broad-based profit sharing plan and the 2007 MIP.

Our auditors, Ernst & Young, performed procedures at our request which support components of the 2007 MIP results certified by the P&C Committee.

Long-term Incentives. Long-term incentive compensation is equity-based, and the 2007 grants include:

•	Special emergence awards; and

•	Supplemental equity awards.

Special Emergence Awards. In connection with Delta’s emergence from bankruptcy, named executive officers received special emergence awards under the 2007 Performance Plan (“Special Emergence Awards”). Because all previous equity awards were cancelled as a result of the bankruptcy, the Special Emergence Awards were designed to create an immediate, significant equity stake for executive officers to align their interests with stockholders and to retain and incent the management team. Upon emergence from Chapter 11, we also granted unrestricted common stock to our approximately 39,000 non-contract, non-management employees.

Executive officers received 55% of the targeted value of their Special Emergence Awards in restricted stock, 25% in stock options and 20% in performance shares. In developing the amount, terms and mix of the Special Emergence Awards, the P&C Committee reviewed competitive market information on recent emergence grants to management of other companies, including airlines. Because the P&C Committee agreed with management that it was important to provide equity emergence compensation for all our nonpilot employees, the Committee proposed a smaller aggregate amount of Special Emergence Awards for officers than provided to management by other airlines that recently emerged from bankruptcy. The terms and amount of the Special Emergence Awards and emergence compensation for other employees were negotiated at the direction of the P&C Committee by management and Delta’s outside advisors with the Creditors’ Committee, and approved by the P&C Committee and our creditors as part of the Plan of Reorganization confirmed by the Bankruptcy Court.

The Special Emergence Awards vest, if earned, over time, subject to the executive officer’s continued employment with Delta. The value of these awards is contingent on our future performance.

The following is a summary of the terms of the Special Emergence Awards:

•

Restricted stock is common stock that may not be sold for a period of time (the “Restriction”) and that is subject to forfeiture in certain circumstances until the Restriction lapses. The Restriction has or will lapse (which means the shares may then be sold) in three equal installments on October 30, 2007, 2008 and 2009, subject to the named executive officer’s continued employment. Vesting of the third installment of restricted stock can accelerate to October 30, 2008 if, during the period beginning October 30, 2007 and ending October 30, 2008, the aggregate market value of Delta’s common stock is at least $14 billion for 10 consecutive trading days.

•

A stock option is the right to purchase our common stock at a certain price per share during a designated period. In March 2007, the P&C Committee set the grant date for the stock options as the trading day that was 30 calendar days after the common stock was first traded regular-way on the NYSE. As a result, the stock option component of the Special Emergence Awards was granted on June 4, 2007. These options (i) have an exercise price of $18.84, which is equal to the closing price of our common stock on the grant date; (ii) become exercisable in three equal installments on April 30, 2008, 2009 and 2010, subject to continued employment; and (iii) expire on April 29, 2017.

•

Performance shares are a long-term incentive opportunity payable in our common stock. The potential payout from these shares is contingent on (i) Delta’s achieving pre-determined “EBITDAR” performance during the three years ending December 31, 2009 as described below; and (ii) the occurrence of a contemporaneous payout under the broad-based profit sharing plan. EBITDAR was used as the financial measure because it reflects financial performance and ability to service debt. Vesting of performance shares was linked to a payout under the broad-based profit sharing plan to further align executives with our employees generally. There are annual vesting opportunities for the performance shares in 2007 and 2008 equal to 15% of the performance shares if we achieve EBITDAR, with certain adjustments(1), of at least $2.838 billion for the year ending December 31, 2007 and cumulative EBITDAR of at least $6.295 billion for the two years ending December 31, 2008. The final vesting opportunity is based on cumulative EBITDAR for the three years ending December 31, 2009, as shown in the table below.

	Cumulative EBITDAR	% of Target Shares Earned
Below Threshold	Less than $7.433 billion	0%
Threshold	$7.433 billion	50%
Target	$9.911 billion	100%
Maximum	$11.849 billion	150%

Shares that vest under the annual vesting opportunities in 2007 and 2008 are subtracted from the final payout, if any. Straight line interpolation is used for performance between threshold and target, and between target and maximum. For 2007, Delta did not reach the EBITDAR hurdle and no performance shares vested.

Supplemental Equity Awards. The new P&C Committee approved supplemental equity awards under the 2007 Performance Plan for Mr. Bastian, Mr. Campbell and Mr. Hauenstein in 2007. The award for Mr. Bastian reflects his promotion to President and Chief Financial Officer; the award for Mr. Campbell was the result of his expanded responsibility for Delta’s Corporate Communications department; and the award for Mr. Hauenstein was due to his substantial contributions to Delta’s strategy to increase revenues.

(1)

EBITDAR means, for any fiscal period, Delta’s consolidated operating income for that period prior to depreciation, amortization and aircraft rent, based on Delta’s publicly available financial statements prepared in accordance with GAAP, but excluding (a) asset write downs related to long-term assets; (b) gains or losses with respect to employee equity securities; (c) gains or losses incurred as a consequence of “fresh start accounting”; and (d) gains or losses with respect to extraordinary, one-time or non-recurring events.

Mr. Bastian’s promotion and the grant of his supplemental award occurred on September 1, 2007, at the same time Mr. Anderson became our CEO. To ensure Mr. Bastian’s compensation and incentives remained fully aligned with our new CEO, Mr. Bastian’s award has the same terms and blend of restricted stock, stock options, and performance shares as Mr. Anderson’s award, which is described in “Compensation for Mr. Anderson” below.

The following summarizes the terms of the supplemental award granted on November 1, 2007 to Mr. Campbell and Mr. Hauenstein, the targeted value of which was provided 50% in restricted stock and 50% in stock options.

•

The restricted stock is subject to forfeiture in certain circumstances until the Restriction lapses. The Restriction will lapse (which means the shares may then be sold) in three equal installments on the first, second and third anniversaries of the grant date, subject to the officer’s continued employment.

•

The stock options have an exercise price of $20.20, which was the closing price of our common stock on the grant date; become exercisable in three equal installments on the first, second and third anniversaries of the grant date, subject to continued employment; and expire on October 31, 2017.

Benefits. The named executive officers receive the same health and welfare and other benefits provided to other Delta employees. In addition, named executive officers are also eligible for perquisites such as executive life insurance, financial planning services, flight benefits and home security services. These perquisites represent a small part of the overall compensation for executives and are offered to provide competitive compensation. See the Summary Compensation Table and related footnotes regarding benefits received in 2007 by the named executive officers. We do not provide any supplemental executive retirement plans, non-qualified deferred compensation arrangements, country club memberships or company cars for any executive officer.

Compensation for Mr. Anderson

Mr. Anderson joined Delta as CEO on September 1, 2007. The Board of Directors considered the following objectives when determining Mr. Anderson’s compensation:

•	Align his compensation and performance measures with other executives and employees.

•	Provide incentives to create stockholder value and meet our key business plan goals.

•	Align his compensation with our peer group.

•	Partially compensate for the substantial salary reduction he incurred and the incentive awards he forfeited by leaving his former employer, UnitedHealth Group.

To meet these objectives, the Board of Directors approved the following compensation terms for Mr. Anderson and delegated to the P&C Committee authority to approve an offer letter and incentive award agreement for Mr. Anderson. Mr. Anderson’s compensation is consistent with the compensation previously approved by the Creditors’ Committee for the new CEO.

•	Annual base salary of $600,000 and MIP target of 150% of base salary, with any actual award for 2007 prorated for his four months service in 2007.

•

A long-term equity incentive grant, using the same mix (55% restricted stock, 25% stock options and 20% performance shares), performance measures and vesting schedule as the Special Emergence Awards provided to other executive officers and approved by the Creditors’ Committee. The amount of Mr. Anderson’s long-term grant was determined based on competitive market equity grants for other airline CEOs and the partial value of incentives he forfeited by leaving his former employer. The vesting schedule for the restricted stock and stock options was based on Mr. Anderson’s start date with Delta. The stock options expire August 31, 2017.

•

In 2008, a long-term equity incentive award with a targeted value of $4 million. This award will generally vest over a three-year period and is subject to the performance goals and other terms and conditions established by the P&C Committee.

•	Participation in benefits and perquisite programs available to our senior executives, as well as economic protection on the future sale of his residence in Minneapolis under certain circumstances.

The P&C Committee believes these actions create a strong pay and performance linkage, fully align Mr. Anderson’s compensation and performance expectations with other executive officers and link his compensation to stockholder interests.

In February 2008, Mr. Anderson offered to waive the change in control provisions of his compensation arrangements, voluntarily agreeing to relinquish any enhanced or accelerated compensation he would otherwise be entitled to receive if any consolidation transaction then under review by Delta is completed. The P&C Committee accepted Mr. Anderson’s offer. Mr. Anderson’s waiver applies to the proposed merger between Delta and Northwest Airlines.

Compensation for Mr. Grinstein

Consistent with his previously announced plans, Mr. Grinstein retired from Delta on September 1, 2007. His compensation is set forth in the Summary Compensation Table in this proxy statement. After his retirement, the Board of Directors awarded certain travel benefits to Mr. Grinstein, as described under “Post-Employment Compensation — Mr. Grinstein” on page 42 in this proxy statement.

Compensation for Mr. Whitehurst

On August 31, 2007, Mr. Whitehurst terminated his employment with Delta. The P&C Committee recognized Mr. Whitehurst had been a valuable member of Delta’s management team and had served in various leadership roles since 2003 and through our emergence from bankruptcy. Under a separation agreement approved by the P&C Committee, Delta provided the compensation to Mr. Whitehurst described in footnote 5(e) to the Summary Compensation Table and under “Post-Employment Compensation — Mr. Whitehurst” on page 42 in this proxy statement. Under the separation agreement, Mr. Whitehurst agreed to certain non-competition, non-solicitation and confidentiality covenants for the benefit of Delta, and a general release of claims he may have against Delta.

Post-Termination Compensation and Change in Control

The named executive officers are eligible to receive certain benefits in the event of specified terminations of employment and as a consequence of a change in control (except, as discussed above, Mr. Anderson has waived the change in control provisions of his compensation arrangements in certain circumstances). Those benefits are generally conservative compared with industry standards and are intended to provide our executives with a measure of financial support if their employment is terminated in certain circumstances through no fault of their own. The enhanced and accelerated benefits we offer in connection with a change in control are designed to support the following business objectives:

•	Enhance Delta’s value in a consolidation transaction by helping retain and stabilize the management team during periods of uncertainty.

•	Preserve the objectivity of our management team if they are negotiating and executing a consolidation transaction.

•	Keep our management team focused on Delta’s business instead of their personal financial situation.

Our officers and director level employees participate in the 2007 Officer and Director Severance Plan (the “Severance Plan”). Like the 2007 MIP and the Special Emergence Awards, at the direction of the P&C

Committee, management and Delta’s outside advisors negotiated the terms of the Severance Plan with the Creditors’ Committee. The Severance Plan was approved by the P&C Committee and creditors as part of the Plan of Reorganization confirmed by the Bankruptcy Court. Subsequently, Mr. Anderson and Mr. Bastian receive certain enhanced benefits that were approved by the P&C Committee and are consistent with market practices. The severance benefits for our named executive officers are described in “Post-Employment Compensation” in this proxy statement.

Tax and Accounting Impact and Policy

The financial and income tax consequences to Delta of individual executive compensation elements are important considerations for the P&C Committee when analyzing the overall design and mix of compensation. The P&C Committee seeks to balance an effective compensation package for our executive officers with an appropriate impact on reported earnings and other financial measures.

In making compensation decisions, the P&C Committee considered that Internal Revenue Code Section 162(m) limits deductions for certain compensation to any covered executive to $1 million per year. Under Section 162(m), compensation may be excluded from the $1 million limit if required conditions are met. The stock options and performance shares granted under the 2007 Performance Plan meet the conditions for exclusion, but the restricted stock and the 2007 MIP do not. In approving these awards, the P&C Committee considered that Delta had accumulated very large net operating loss carryforwards (“NOLs”) to offset or reduce our future income tax obligations and, therefore, the deduction limitations imposed by Section 162(m) would not impact our financial results at this time. As our NOLs are utilized, the P&C Committee will re-evaluate whether future awards should be structured to allow for deductibility under Section 162(m).

The change in control provisions described in “Potential Post-Employment Benefits upon Termination or Change in Control” in this proxy statement are designed to reduce by up to 10% any amounts payable to our named executive officers if such amounts would otherwise be subject to an excise tax on “excess parachute payments.” This term is defined under Internal Revenue Code Section 280G. The reduction will be applied if it would fully alleviate the obligation to pay the associated excise tax. Otherwise, our arrangements with named executive officers contemplate that we will provide an after-tax reimbursement to them for the amount of excise tax due. The potential cost to Delta of this tax reimbursement feature for the named executive officers is included under “Post-Employment Compensation” in this proxy statement. To the extent any change in control payments are subject to the excise tax, those amounts will be nondeductible for tax purposes.

Equity awards under the 2007 Performance Plan are expensed in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payment.” For further information regarding the accounting for our equity compensation, see Note 12 of the Notes to Consolidated Financial Statements in the 2007 Form 10-K.

Compensation Committee Report

The Personnel & Compensation Committee of the Board of Directors of Delta has reviewed and discussed the Compensation Discussion and Analysis with Delta’s management and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE PERSONNEL & COMPENSATION COMMITTEE

David R. Goode, Chair

Daniel A. Carp

Victor L. Lund

Kenneth B. Woodrow

Information about Summary Compensation Table and Related Matters

The following table contains information about the compensation of (1) Mr. Anderson, who became Delta’s principal executive officer on September 1, 2007; (2) Mr. Bastian, who served as Delta’s principal financial officer during 2007; (3) Mr. Campbell, Mr. Hauenstein and Mr. Macenczak, who were Delta’s three most highly compensated executive officers (other than Mr. Anderson and Mr. Bastian) as of December 31, 2007; (4) Mr. Grinstein, who served as Delta’s principal executive officer until his retirement on September 1, 2007; and (5) Mr. Whitehurst, who would have been one of Delta’s three most highly compensated executive officers as of December 31, 2007 if his employment had not ended prior to that date. These persons are referred to in this proxy statement as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Richard H. Anderson	2007	200,000	(6)	0	2,308,557	293,542	289,560	0	237,829	3,329,488
Chief Executive Officer

Edward H. Bastian	2007	421,667		0	3,024,806	371,082	733,552	3,590	58,231	4,612,928
President and Chief Financial Officer	2006	382,500		0	0	0	0	6,864	60,869	450,233

Michael H. Campbell	2007	346,813		0	1,879,498	238,484	361,950	0	207,798	3,034,543
Executive Vice President —HR, Labor & Communications

Glen W. Hauenstein	2007	349,380		0	1,937,213	266,716	361,950	0	66,870	2,982,129
Executive Vice President —Network Planning and Revenue Management	2006	344,256		0	0	0	0	0	44,626	388,882

Lee A. Macenczak	2007	344,256		0	1,852,159	224,682	332,276	0	324,424	3,077,797
Executive Vice President —Sales and Marketing

Gerald Grinstein	2007	225,000		0	0	0	0	1,282	132,941	359,223
Retired Chief Executive Officer	2006	337,500		0	0	0	0	6,741	5,902	350,143

James M. Whitehurst	2007	255,000		0	—	—	0	0	8,505,422	8,760,422
Former Chief Operating Officer	2006	382,500		0	0	0	0	9,474	34,870	426,844

(1)	The “Stock Awards” column shows the aggregate amount recognized for financial reporting purposes for restricted stock and performance shares granted to the named executive officers in 2007, except that Mr. Whitehurst’s award is reported in the “All Other Compensation” column due to his termination of employment. As required by SEC rules, the amounts reported are determined under Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payment” (“SFAS 123R”), but do not reflect any reduction in such amounts for the possibility of forfeiture. See Note 12 of the Notes to the Consolidated Financial Statements in Delta’s 2007 Form 10-K for the assumptions used in determining the SFAS 123R values. Delta did not grant any stock awards in 2006.

(2)	The “Option Awards” column shows the amount recognized for financial reporting purposes for stock options granted to the named executive officers in 2007, except that Mr. Whitehurst’s award is reported in the “All Other Compensation” column due to his termination of employment. As required by SEC rules, the amounts reported are determined under SFAS 123R, but do not reflect any reduction in such amounts for the possibility of forfeiture. See Note 12 of the Notes to the Consolidated Financial Statements in Delta’s 2007 Form 10-K for the assumptions used in determining the SFAS 123R values. At December 31, 2007, the closing price of the common stock on the NYSE was $14.89, which is lower than the exercise price of all the then outstanding stock options. Delta did not grant any stock options in 2006.

(3)	This column shows the amounts earned by the named executive officers under the 2007 MIP based on Delta’s financial and operational performance relative to pre-established performance goals. These payments were also conditioned on the occurrence of a payout under Delta’s broad-based profit sharing plan for 2007. See “Elements of Compensation—Annual Incentives” in the Compensation Discussion and Analysis section in this proxy statement for a discussion of the 2007 MIP. Delta did not have an annual incentive plan in 2006.

(4)

Delta does not sponsor any supplemental executive retirement plans or other non-qualified deferred compensation arrangements. This column reflects the annualized aggregate change in the actuarial present value of the accumulated benefit under the Delta Retirement Plan, a broad-based, non-contributory qualified defined benefit plan for nonpilot employees. The annualized amounts shown for 2007 equal 12/15ths of the change in the actuarial present value of the accumulated benefit under the Delta Retirement Plan from September 30, 2006 to December 31, 2007 (the pension plan measurement dates used for financial reporting purposes for calendar year 2006 and 2007, respectively). Service, pay and pay credits under this plan were frozen effective December 31, 2005 for all participants. Mr. Anderson, Mr. Campbell and Mr. Hauenstein are not eligible to participate in the Delta Retirement Plan. See “Post Employment Compensation—Defined Benefit Pension Benefits” in this proxy statement for a description of this plan.

The actuarial present value of Mr. Macenczak’s and Mr. Whitehurst’s accumulated benefit under the plan decreased in 2007 by an annualized amount of $5,497 and $4,219, respectively. As required by SEC rules, these reductions are not included in the table.

(5)	This column includes for 2007 the items described in the following table:

Name	Contributions to Qualified Defined Contribution Retirement Plan ($)(a)	Payments due to Internal Revenue Code Limits Applicable to Qualified Defined Contribution Plan ($)(b)	Payment of Bankruptcy Claim ($)(c)	Executive Life Insurance Program Premiums ($)(d)	Amounts Associated with Separation Agreement ($)(e)	Reimbursement of Taxes ($)(f)	Director Fees ($)(g)	Perquisites and Other Personal Benefits ($)(h)
Mr. Anderson	3,500	0	0	182,731	—	7,127	16,667	27,804
Mr. Bastian	5,231	13,767	4,803	19,884	—	14,546	—	n/a
Mr. Campbell	7,717	8,527	0	181,043	—	10,511	—	n/a
Mr. Hauenstein	2,697	8,707	0	15,897	—	7,401	—	32,168
Mr. Macenczak	10,012	8,348	286,765	13,397	—	5,902	—	n/a
Mr. Grinstein	2,250	0	0	0	—	9,600	—	121,091
Mr. Whitehurst	7,887	0	123,808	(52,492)	8,385,763	19,464	—	20,992

(a)	Includes Delta’s contributions to the Delta Family-Care Savings Plan, a broad-based tax qualified defined contribution plan.

(b)	Represents amounts paid directly to the named executive officer that Delta would have contributed to the Delta Family-Care Savings Plan on his behalf absent limits applicable to such plans under the Internal Revenue Code.

(c)	Delta previously sponsored non-qualified retirement plans to provide retirement benefits which would have been paid under the Delta Retirement Plan but for limits applicable to such plans under the Internal Revenue Code. Virtually all of the benefits under these non-qualified plans accrued prior to Delta’s Chapter 11 filing on September 14, 2005. During its Chapter 11 proceedings, Delta rejected its non-qualified retirement plans. All current or former employees with an accrued benefit under these plans received a claim against Delta’s bankruptcy estate. Under the Plan of Reorganization, holders of allowed general unsecured claims against Delta received Delta’s common stock in satisfaction of their claims. The amounts in this column represent the value of the shares of Delta’s common stock issued to Mr. Bastian, Mr. Macenczak and Mr. Whitehurst in satisfaction of their claims under the non-qualified retirement plans based on the closing price of Delta’s common stock when the shares were issued. The amount for Mr. Whitehurst also includes payment of an administrative claim of $18,116 against Delta’s bankruptcy estate for benefits that accrued under a non-qualified retirement plan after Delta’s Chapter 11 filing but before the non-qualified plan was frozen.

(d)	Delta provides life insurance coverage of two times base salary to executive officers. The amounts in the chart for Mr. Anderson and Mr. Campbell are the initial premiums under the executive life insurance program. The amount in the chart for Mr. Whitehurst reflects a refund Delta received when Mr. Whitehurst’s life insurance was cancelled due to his termination of employment.

(e)	On August 31, 2007, Mr. Whitehurst terminated his employment with Delta. Under his separation agreement with Delta, Mr. Whitehurst agreed to certain non-competition, non-solicitation and confidentiality covenants for the benefit of Delta and a general release of claims he may have against Delta.

In connection with Delta’s emergence from bankruptcy on April 30, 2007, Mr. Whitehurst received an award of restricted stock, performance shares and stock options. Under the separation agreement, (1) the Restriction on the restricted stock lapsed on August 31, 2007; (2) the performance shares will be paid, if earned, in the same manner and to the same extent as if Mr. Whitehurst’s employment had continued; and (3) the stock options became exercisable on August 31, 2007 for two years. The “All Other Compensation” column includes $6,691,004 which Delta recognized for financial reporting purposes for this equity award. This amount is equal to the full grant date fair value of the award as determined under SFAS 123R.

In connection with his termination of employment, Mr. Whitehurst received (1) severance of $1,147,500, which is the sum of his annual base salary and target annual incentive amount; (2) $510,025, which represents the pro rata portion of his target annual incentive amount for 2007; (3) $10,722 for reimbursement of legal and financial planning fees; and (4) continuation of basic life insurance coverage of $50,000 for 12 months (for which aggregate premiums of $32 for four months were waived in 2007). In addition, under Delta’s standard vacation policy applicable to all terminated employees, Mr. Whitehurst received a payment for his earned but unused vacation in the amount of $26,480. These amounts are also included in the “All Other Compensation” column.

Under his separation agreement, Mr. Whitehurst will also receive for 14 years complimentary travel and certain Delta Crown Room privileges for himself; his spouse or designated companion; and his children and parents. Delta will reimburse Mr. Whitehurst for associated taxes on such travel with an imputed tax value of up to $20,000 per year. See page 42 for information related to the benefits he will receive after 2007 under his separation agreement. The incremental cost to Delta of Mr. Whitehurst’s travel in 2007 is included in the “All Other Compensation” column.

(f)	Includes tax reimbursements for (1) Flight Benefits (as described in footnote (h) below); (2) the executive life insurance program; and (3) for Mr. Anderson, relocation benefits.

(g)	Includes cash director fees paid to Mr. Anderson prior to his election as Delta’s CEO on September 1, 2007. As discussed elsewhere in this proxy statement, Mr. Anderson donated to The Delta Employee and Retiree Care Fund, a non-profit charitable organization, 2,113 shares of stock he received in his capacity as a non-employee director.

(h)	Mr. Anderson, Mr. Hauenstein, Mr. Grinstein and Mr. Whitehurst received perquisites or other personal benefits with a total incremental cost of $10,000 or more, the threshold for reporting under SEC rules. The amount for Mr. Anderson primarily consists of relocation expenses and financial planning services; and also includes certain travel-related benefits of less than $500. The amount for Mr. Hauenstein includes $30,000 for financial planning services for 2007 and 2006; Flight Benefits as described below; and home security services. The amount for Mr. Grinstein includes flight benefits with an incremental cost to Delta of $49,319 (see page 42 for additional information regarding Mr. Grinstein’s flight benefits); relocation costs of $47,175; gifts to Mr. Grinstein in appreciation of his over 20 years of service to Delta; personal use of a company car while serving as Delta’s CEO; home security services; and certain business-related expenses. The amount for Mr. Whitehurst includes financial planning services; Flight Benefits; and home security services.

As is common in the airline industry, Delta provides complimentary travel and certain Delta Crown Room privileges for executive officers; the officer’s spouse, domestic partner or designated companion; the officer’s children and parents; and, to a limited extent, other persons designated by the officer (“Flight Benefits”). Complimentary travel for such other persons is limited to an aggregate imputed value of $20,000 per year for the CEO and President, and $15,000 per year for other executive officers. Delta reimburses the officer for associated taxes on complimentary travel with an imputed tax value of up to $25,000 per year for the CEO and President, and $20,000 per year for other executive officers. Unused portions of the annual allowances described in the previous two sentences accumulate and may be carried into succeeding years. An executive officer who retires at or after age 52 with at least 10 years of service, or at or after age 62 with at least five years of service, continues to receive these travel privileges during his lifetime, except that the officer does not receive any additional annual allowances following retirement.

(6)	Mr. Anderson became Delta’s CEO on September 1, 2007. The amount in this column represents the salary he earned from September 1, 2007 through December 31, 2007.

The following table sets forth the plan-based awards granted in 2007 to the named executive officers. All awards were granted under Delta’s 2007 Performance Plan. For additional information regarding these awards, see the Compensation Discussion and Analysis section in this proxy statement.

Grants of Plan-Based Awards Table

Name/Type of Award	Grant Date	Date of P & C Committee or Board Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard Anderson (5)
2007 MIP	9/1/07	8/28/07	150,000	300,000	450,000
Performance Shares	9/1/07	8/28/07				62,150	124,300	186,450				2,098,184
Restricted Stock	9/1/07	8/28/07							341,900			5,771,272
Stock Options	9/1/07	8/28/07								264,300	16.88	2,658,858
Director Restricted Stock	6/25/07								2,113			41,056

Edward Bastian (6)(7)
2007 MIP	4/30/07	3/13/07	380,000	760,000	1,140,000
Performance Shares	4/30/07	3/13/07				33,600	67,200	100,800				1,374,240
Restricted Stock	4/30/07	3/13/07							184,800			3,779,160
Stock Options	6/4/07	3/13/07								142,900	18.84	1,537,604
Performance Shares	9/1/07	8/28/07				14,150	28,300	42,450				477,704
Restricted Stock	9/1/07	8/28/07							77,700			1,311,576
Stock Options	9/1/07	8/28/07								60,100	16.88	604,606

Michael Campbell (6)(8)
2007 MIP	4/30/07	3/13/07	187,500	375,000	562,500
Performance Shares	4/30/07	3/13/07				24,800	49,600	74,400				1,014,320
Restricted Stock	4/30/07	3/13/07							136,400			2,789,380
Stock Options	6/4/07	3/13/07								105,500	18.84	1,135,180
Restricted Stock	11/1/07	10/14/07							13,500			272,700
Stock Options	11/1/07	10/14/07								22,000	20.20	252,120

Glen Hauenstein (6)(8)
2007 MIP	4/30/07	3/13/07	187,500	375,000	562,500
Performance Shares	4/30/07	3/13/07				24,800	49,600	74,400				1,014,320
Restricted Stock	4/30/07	3/13/07							136,400			2,789,380
Stock Options	6/4/07	3/13/07								105,500	18.84	1,135,180
Restricted Stock	11/1/07	10/14/07							42,000			848,400
Stock Options	11/1/07	10/14/07								67,000	20.20	767,820

Lee Macenczak (6)
2007 MIP	4/30/07	3/13/07	172,000	344,000	516,000
Performance Shares	4/30/07	3/13/07				24,800	49,600	74,400				1,014,320
Restricted Stock	4/30/07	3/13/07							136,400			2,789,380
Stock Options	6/4/07	3/13/07								105,500	18.84	1,135,180

Gerald Grinstein	N/A			N/A			N/A		N/A	N/A	N/A	N/A

James Whitehurst (6)(9)
2007 MIP	4/30/07	3/13/07	382,500	765,000	1,147,500
Performance Shares	4/30/07	3/13/07				33,600	67,200	100,800				1,374,240
Restricted Stock	4/30/07	3/13/07							184,800			3,779,160
Stock Options	6/4/07	3/13/07								142,900	18.84	1,537,604

(1)	Represents award opportunities under the 2007 MIP, which is an annual cash incentive plan implemented upon Delta’s emergence from bankruptcy. Amounts earned under the 2007 MIP by named executive officers were based on Delta’s financial and operational performance relative to pre-established performance goals, and were also conditioned on the occurrence of a payout under Delta’s broad-based profit sharing plan for 2007. Actual payments under the 2007 MIP are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table, above.

(2)	Represents performance shares, which are a long-term incentive opportunity payable in Delta common stock. The potential payout, if any, from these award opportunities is generally contingent on (a) Delta’s achieving specified EBITDAR levels relating to the three year performance period ending December 31, 2009; and (b) the occurrence of a contemporaneous payout under Delta’s broad-based profit sharing plan.

(3)	Represents grants of restricted stock, which generally vest at specified times subject to the named executive officer’s continued employment.

(4)	Represents grants of stock options, which generally become exercisable at specified times subject to the named executive officer’s continued employment.

(5)	On September 1, 2007, Mr. Anderson became Delta’s CEO. Accordingly, his award opportunity under the 2007 MIP is shown on a pro rata basis to reflect the period in 2007 during which he was employed by Delta.

On September 1, 2007, Mr. Anderson received a long-term incentive award consisting of performance shares (which relate to the three year performance period ending December 31, 2009), restricted stock and stock options. The terms of this award are similar to the Special Emergence Awards granted to officers in connection with Delta’s emergence from bankruptcy on April 30, 2007, including the vesting and termination provisions (except the vesting dates for the restricted stock and stock options are based on the September 1, 2007 grant date).

On June 25, 2007, the Board of Directors granted 2,113 shares of Restricted Stock to each of the ten non-employee directors, which at that time included Mr. Anderson. These awards vest on June 3, 2008, the date of Delta’s 2008 annual meeting of stockholders. On October 14, 2007, the P & C Committee approved Mr. Anderson’s request to accelerate to October 15, 2007, the vesting of his 2,113 shares due to his desire to donate these shares to The Delta Employee and Retiree Care Fund, a non-profit charitable organization. The donation was completed on October 15, 2007.

(6)	In connection with Delta’s emergence from bankruptcy on April 30, 2007, Mr. Bastian, Mr. Campbell, Mr. Hauenstein, Mr. Macenczak and Mr. Whitehurst became participants in the 2007 MIP, and received a Special Emergence Award consisting of performance shares (which relate to the three year performance period ending December 31, 2009), restricted stock and stock options. The stock options were granted on June 4, 2007.

(7)	As a result of his promotion to President and Chief Financial Officer, Mr. Bastian received on September 1, 2007, an equity award consisting of performance shares, restricted stock and stock options. The terms of this award are similar to the Special Emergence Awards, including the vesting and termination provisions (except the vesting dates for the restricted stock and stock options are based on the September 1, 2007 grant date). In connection with his promotion, (a) Mr. Bastian received an increase in base salary; and (b) his target award under the 2007 MIP was reduced to 150% from 200% of base salary on a prospective basis on September 1, 2007.

(8)	Mr. Campbell and Mr. Hauenstein received on November 1, 2007 an equity award consisting of restricted stock and stock options. The terms of this award are generally similar to the terms of the restricted stock and stock options components of the Special Emergence Awards, including the vesting and termination provisions (except the vesting dates for the restricted stock and stock options are based on the November 1, 2007 grant date).

(9)	On August 31, 2007, Mr. Whitehurst terminated his employment with Delta. Under his separation agreement with Delta, (a) Mr. Whitehurst’s performance shares will be paid, if earned, in the same manner and to the same extent as if his employment had continued; (b) the Restriction on his restricted stock lapsed on August 31, 2007; and (c) his stock options became exercisable on August 31, 2007 for two years.

The following table sets forth information regarding the outstanding equity awards for each of the named executive officers on December 31, 2007. As required by SEC rules, the values in this table are based on (1) the closing price of $14.89 of Delta common stock on the NYSE on December 31, 2007; and (2) for the performance shares, the target level of achievement of the EBITDAR performance objective.

Outstanding Equity Awards at Fiscal Year-end Table

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Richard Anderson
Stock Options	9/1/07	0	264,300	16.88	8/31/17	—	—	—	—
Restricted Stock	9/1/07	—	—	—	—	341,900	5,090,891	—	—
Performance Shares	9/1/07	—	—	—	—	—	—	124,300	1,850,827

Edward Bastian
Stock Options	9/1/07	0	60,100	16.88	8/31/17	—	—	—	—
Restricted Stock	9/1/07	—	—	—	—	77,700	1,156,953	—	—
Performance Shares	9/1/07	—	—	—	—	—	—	28,300	421,387
Stock Options	6/4/07	0	142,900	18.84	4/29/17	—	—	—	—
Restricted Stock	4/30/07	—	—	—	—	123,200	1,834,448	—	—
Performance Shares	4/30/07	—	—	—	—	—	—	67,200	1,000,608

Michael Campbell
Stock Options	11/1/07	0	22,000	20.20	10/31/17	—	—	—	—
Restricted Stock	11/1/07	—	—	—	—	13,500	201,015	—	—
Stock Options	6/4/07	0	105,500	18.84	4/29/17	—	—	—	—
Restricted Stock	4/30/07	—	—	—	—	90,933	1,353,992	—	—
Performance Shares	4/30/07	—	—	—	—	—	—	49,600	738,544

Glen Hauenstein
Stock Options	11/1/07	0	67,000	20.20	10/31/17	—	—	—	—
Restricted Stock	11/1/07	—	—	—	—	42,000	625,380	—	—
Stock Options	6/4/07	0	105,500	18.84	4/29/17	—	—	—	—
Restricted Stock	4/30/07	—	—	—	—	90,933	1,353,992	—	—
Performance Shares	4/30/07	—	—	—	—	—	—	49,600	738,544

Lee Macenczak
Stock Options	6/4/07	0	105,500	18.84	4/29/17	—	—	—	—
Restricted Stock	4/30/07	—	—	—	—	90,933	1,353,992	—	—
Performance Shares	4/30/07	—	—	—	—	—	—	49,600	738,544

Gerald Grinstein	—	—	—	—	—	—	—	—	—

James Whitehurst
Stock Options (5)	6/4/07	142,900	0	18.84	8/31/09	—	—	—	—
Restricted Stock	4/30/07	—	—	—	—	0	0	—	—
Performance Shares	4/30/07	—	—	—	—	—	—	67,200	1,000,608

(1)	Subject to the named executive officer’s continued employment with Delta, the options become exercisable as follows:

June 4, 2007 Grant Date. Options covering one third of the shares become exercisable on each of April 30, 2008, 2009 and 2010.

September 1, 2007 Grant Date. Options covering one third of the shares become exercisable on each of September 1, 2008, 2009 and 2010.

November 1, 2007 Grant Date. Options covering one third of the shares become exercisable on each of November 1, 2008, 2009 and 2010.

The exercise price of the options granted on June 4, 2007 and November 1, 2007 is the closing price of the common stock on the NYSE on the applicable grant date. The exercise price of the options granted on Saturday, September 1, 2007 is the closing price of the common stock on the NYSE on Friday, August 31, 2007, the last trading day immediately preceding the grant date.

These awards are subject to accelerated vesting and forfeiture in certain circumstances.

(2)	Subject to the named executive officer’s continued employment with Delta, the Restriction on these shares lapses as follows:

April 30, 2007 Grant Date. The Restriction on the first one–third of the shares covered by this grant lapsed on October 30, 2007, and those shares are not reflected in this table. The Restriction on the remaining shares will lapse on one half of those shares on each of October 30, 2008 and 2009. The lapsing of the Restriction on the last installment could accelerate to October 30, 2008 if, during the period beginning October 30, 2007 and ending October 30, 2008, the aggregate market value of Delta’s common stock is at least $14 billion for 10 consecutive trading days.

September 1, 2007 Grant Date. The Restriction on these shares lapses on one–third of the shares on each of March 1, 2008, 2009 and 2010. The lapsing of the Restriction could accelerate to October 30, 2008 if, during the period beginning October 30, 2007 and ending October 30, 2008, the aggregate market value of Delta’s common stock is at least $14 billion for 10 consecutive trading days.

November 1, 2007 Grant Date. The Restriction on these shares lapses on one–third of the shares on each of November 1, 2008, 2009 and 2010.

These awards are subject to accelerated vesting and forfeiture in certain circumstances.

(3)	Based on the $14.89 closing price of Delta’s common stock on the NYSE on December 31, 2007.

(4)	The potential payout, if any, from these award opportunities is generally contingent on (a) Delta’s achieving specified EBITDAR levels relating to the three year performance period ending December 31, 2009; and (b) the occurrence of a contemporaneous payout under Delta’s broad-based profit sharing plan. For additional information regarding the performance shares, see “Elements of Compensation — Long-term Incentives” in the Compensation Discussion and Analysis in this proxy statement.

(5)	On August 31, 2007, Mr. Whitehurst terminated his employment with Delta. Under his separation agreement with Delta, (a) Mr. Whitehurst’s performance shares will be paid, if earned, in the same manner and to the same extent as if his employment had continued; (b) the Restriction on his restricted stock lapsed on August 31, 2007; and (c) his stock options became exercisable on August 31, 2007 for two years.

The following table sets forth information regarding the stock option exercises and restricted stock vesting for the named executive officers in 2007.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard Anderson	0	0	2,113	42,260	(1)

Edward Bastian	0	0	61,600	1,273,888	(2)

Michael Campbell	0	0	45,467	940,258	(2)

Glen Hauenstein	0	0	45,467	940,258	(2)

Lee Macenczak	0	0	45,467	940,258	(2)

Gerald Grinstein	0	0	0	0

James Whitehurst	0	0	184,800	3,119,424	(3)

(1)	On October 14, 2007, the P&C Committee approved a request from Mr. Anderson to accelerate to October 15, 2007 the vesting of the 2,113 shares of restricted stock he received on June 25, 2007 in his capacity as a non-employee director. Mr. Anderson requested this action to enable him to donate those shares to The Delta Employee and Retiree Care Fund, a non-profit charitable organization. The donation was completed on October 15, 2007. The value received upon vesting is based on the $20.00 closing price of Delta’s common stock on the NYSE on October 15, 2007.

(2)	Based on the $20.68 closing price of Delta’s common stock on the NYSE on October 30, 2007, the date the restricted stock vested.

(3)	Based on the $16.88 closing price of Delta’s common stock on the NYSE on August 31, 2007, the date the restricted stock vested.

Post-Employment Compensation

Defined Benefit Pension Benefits

Qualified Nonpilot Retirement Plan. The Delta Retirement Plan (“Retirement Plan”) is a broad-based, non-contributory qualified defined benefit plan for nonpilot employees. To participate in the Retirement Plan, a nonpilot employee must have completed 12 months of service before the plan was frozen on December 31, 2005. As a result, Mr. Bastian, Mr. Macenczak, Mr. Grinstein, and Mr. Whitehurst are eligible to participate in the Retirement Plan but Mr. Anderson, Mr. Campbell and Mr. Hauenstein are not. We do not offer any supplemental executive retirement plans or other non-qualified deferred compensation arrangements to our officers.

Retirement benefits under the Retirement Plan are based on the same formula for all employees who are not covered by a collective bargaining agreement. Until July 1, 2003, Retirement Plan benefits were calculated using only a final average earnings formula (“FAE formula”). Under this formula, the benefit is based on an employee’s (1) final average earnings; (2) years of service prior to January 1, 2006; (3) age when the payment of benefits begins (which may not be before age 52); and (4) primary Social Security benefit. Final average earnings are the average of an employee’s highest average monthly earnings (based on the employee’s salary and eligible annual incentive compensation, if any) for the 36 consecutive months in the 120-month period immediately preceding the earlier of termination of employment or January 1, 2006. The monthly retirement benefit payable at the normal retirement age of 65 is determined by multiplying final average earnings by 60%, and then reducing that amount for service of less than 30 years with Delta and by 50% of the primary Social Security benefit payable to the employee. The 50% Social Security offset is reduced for service of less than 30 years. Participants become fully vested in their FAE formula benefits after completing five years of service. Benefits determined under the FAE formula are paid in the form of a monthly annuity.

Effective July 1, 2003, the Retirement Plan was amended to transition to a cash balance formula. Generally, for employees hired (or rehired) after July 1, 2003, retirement benefits earned after that date are based only on the cash balance formula. Under this formula, each participant has an account, for recordkeeping purposes only, to which pay credits were allocated annually until January 1, 2006. These pay credits were based on 6% of a participant’s salary and eligible annual incentive compensation, if any. In addition, all balances in a participant’s account are credited with an annual interest credit which is currently based on the 30-year U.S. Treasury rate published by the Internal Revenue Service (the “Annual Interest Credit”). Participants become fully vested in their cash balance formula benefits after completing five years of service. At termination of employment, an amount equal to the then-vested balance of a participant’s cash balance account is payable to the participant, at his election, in the form of an immediate or deferred lump sum or equivalent monthly annuity benefit.

Employees covered by the Retirement Plan who were employed on July 1, 2003 are eligible for transition benefits as long as they remained continuously employed (“Transition Eligible Employees”). For the period that began July 1, 2003 and ended December 31, 2005 (“Cash Balance Period”), these employees earned retirement benefits equal to the greater of the benefit determined under the Retirement Plan’s FAE formula or its cash balance formula.

Transition Eligible Employees were eligible to earn additional annual pay credits under the cash balance formula during the Cash Balance Period if they had less than 30 years of service with Delta as of June 30, 2003, and were at least age 35 as of July 1, 2003. These employees could earn an additional annual pay credit of 2%, if they were less than age 40 on July 1, 2003, or 2.75%, if they were at least age 40 on that date.

Effective December 31, 2005, the Retirement Plan was amended (1) to freeze accrual of future benefits attributable to years of service and pay increases after December 31, 2005 under the FAE formula; and (2) to cease pay credits under the cash balance formula. Effective March 31, 2007, all benefits under the Retirement Plan were frozen; however, Annual Interest Credits will continue to be added to the cash balance account after December 31, 2005.

Pension Benefits Table

The table below shows the present value of the accumulated benefits under the Retirement Plan for Mr. Bastian, Mr. Macenczak, Mr. Grinstein and Mr. Whitehurst, including the number of years of service credited under the plan. Benefits were calculated using interest rate and mortality rate assumptions consistent with those used in our financial statements (see “— Defined Benefit Pension and Other Postretirement and Postemployment Benefit Plans — Assumptions” in Note 10 of the Notes to the Consolidated Financial Statements in Delta’s 2007 Form 10-K). In addition, certain individual data were used in developing these values. Benefits accrued under the FAE formula and the cash balance formula are listed separately. For purposes of the FAE formula benefit, the assumed retirement age is 62. The table does not reflect any information for Mr. Anderson, Mr. Campbell or Mr. Hauenstein because they are not eligible to participate in the Retirement Plan.

Name	Plan Name	Number of Years of Credited Service (as of December 31, 2007) (1)	Present Value of Accumulated Benefits (2)	Payments During Last Fiscal Year
Edward Bastian (3)	Delta Retirement Plan	6 years, 10 months	FAE: $94,105 Cash Balance: $50,678	0
Lee Macenczak (4)	Delta Retirement Plan	20 years, 11 months	FAE: $303,209 Cash Balance: $55,475	0
Gerald Grinstein	Delta Retirement Plan	2 years	Cash Balance Only: $35,485	0
James Whitehurst (5)	Delta Retirement Plan	4 years	FAE: $14,214 Cash Balance: $50,976	0

(1)	As discussed above, the Retirement Plan was frozen effective December 31, 2005, and no additional service credit will accrue after that date. All years of service reflected in this column include service until December 31, 2005. Mr. Bastian’s years of service reflect the 6 years, 5 months of service he had completed as of April 1, 2005, the date he resigned from Delta. All of Mr. Bastian’s retirement benefits earned after he rejoined Delta on July 20, 2005 are based on the cash balance formula.

(2)	The form of benefit payable under the FAE formula for Mr. Macenczak is assumed to be a joint and survivor annuity. The form of benefit payable under the FAE formula for Mr. Bastian and Mr. Whitehurst is a single life annuity, based on the rules applicable to vested employees who terminate their service with Delta prior to normal retirement age.

(3)	Mr. Bastian resigned from Delta as of April 1, 2005 and rejoined Delta in July 2005. As a result, the portion of his benefit calculated under the FAE formula was determined under the rules applicable to vested employees who terminate their service with Delta prior to early retirement age instead of under the rules applicable to retirees at early retirement age. Accordingly, Mr. Bastian’s benefit is smaller than it would have been had he retired at early retirement age. All benefits earned by Mr. Bastian after he rejoined Delta in July 2005 are based solely on the cash balance formula.

(4)	Mr. Macenczak earned a larger benefit under the cash balance formula than under the FAE formula during the Cash Balance Period as a result of the assumptions required for purposes of this table by SEC rules. Mr. Macenczak also accrued an FAE benefit for his service through June 30, 2003 because he had been employed by Delta since January 2, 1985.

(5)	Mr. Whitehurst earned a larger benefit under the cash balance formula than under the FAE formula during the Cash Balance Period. Mr. Whitehurst also accrued an FAE benefit for his service through June 30, 2003 because he had been employed by Delta since January 1, 2002. Mr. Whitehurst terminated his employment with Delta on August 31, 2007; as a result, his benefit under the FAE formula was determined under the rules applicable to vested employees who terminate their service with Delta prior to early retirement age instead of under the rules applicable to retirees at early retirement age. Accordingly, Mr. Whitehurst’s benefit is smaller than it would have been had he retired at early retirement age.

Potential Post-Employment Benefits upon Termination or Change in Control

This section describes the potential benefits that may be received by our named executive officers following termination of employment or in connection with a change in control. None of our named executive officers is eligible for early or normal retirement except Mr. Grinstein, who retired on September 1, 2007.

Severance Arrangements. The following is a summary of the principal severance benefits that may be received by our executive officers:

Name	Termination by Delta without Cause (no Change in Control) (1)	Resignation by the Executive for Good Reason (no Change in Control)	Termination by Delta without Cause or by the Executive For Good Reason in Connection with a Change in Control

Mr. Anderson and Mr. Bastian	• 24 months base salary • 200% Target MIP • 24 months Flight Benefits • 24 months benefits continuation	• 24 months base salary • 200% Target MIP • 24 months Flight Benefits • 24 months benefits continuation	• 24 months base salary • 200% Target MIP • Flight Benefits for retirees • 24 months benefits continuation • Excise tax reimbursement

Mr. Campbell, Mr. Hauenstein and Mr. Macenczak	• 12 months base salary • 100% Target MIP • 12 months Flight Benefits • 12 months benefits continuation	• None	• 24 months base salary • 200% Target MIP • Flight Benefits for retirees • 24 months benefits continuation • Excise tax reimbursement

(1)	Executive officers are also eligible to receive the severance benefits outlined in this column if they resign due to disability.

To receive severance benefits, executive officers must enter into a general release of claims against Delta, and non-competition, non-solicitation and confidentiality covenants for the benefit of Delta. The cash severance amount is paid in a lump sum following termination of employment. As outlined in the chart above, executive officers are eligible for (a) continuation of certain medical and dental benefits for which the COBRA premiums will be waived for the participant’s severance period; (b) continuation of basic life insurance coverage of $50,000 for which premiums will be waived for the severance period; (c) certain Flight Benefits; (d) reimbursement of expenses for financial planning services through the end of the year in which the termination occurred; and (e) outplacement services with fees not to exceed $5,000. Executive officers may become eligible for severance benefits if their employment terminates without cause during the six month period before or the two-year period after a change in control. In addition, executive officers may become eligible for severance benefits if they resign for good reason during the two-year period after a change in control.

The severance benefits for Mr. Anderson and Mr. Bastian were established in August 2007 as part of the hiring of Mr. Anderson as CEO and the promotion of Mr. Bastian to President and Chief Financial Officer. The severance levels for a termination without cause were set above the severance levels for executive vice presidents based on competitive market practice. In addition, Mr. Anderson and Mr. Bastian may receive severance benefits if they resign for good reason without a change in control whereas our executive vice presidents may receive severance benefits if they resign for good reason only in connection with a change in control.

Equity Awards. Accelerated vesting provisions for equity awards apply if a participant’s employment is terminated by Delta without cause; by the participant for good reason or disability; or due to the participant’s death. Accelerated vesting provisions also apply in the event of a change in control of Delta. Equity awards are forfeited if a participant’s employment is terminated by Delta for cause or a participant resigns without good reason. The definitions of cause, change in control, disability and good reason are summarized below.

2007 Management Incentive Plan. The 2007 MIP generally provides that a participant whose employment with Delta terminates prior to the end of the workday on December 31, 2007, other than as a result of the participant’s death or a change in control of Delta, is not eligible for a 2007 MIP payment.

A participant whose employment terminated due to death is eligible for a pro rata 2007 MIP payment based on (1) the number of months during 2007 the participant was employed in a MIP-qualified position; and (2) the terms and conditions of the 2007 MIP that would have applied if the participant’s employment had continued through December 31, 2007. A participant who receives severance benefits in connection with a change in control will receive a pro rata payment of his 2007 MIP target award based on the number of months during 2007 the participant was employed in a MIP-qualified position.

Triggering Events. As noted above, eligibility for severance benefits and acceleration of the vesting of equity awards are triggered by certain events. The terms cause, change in control, disability and good reason, as they apply to our executive officers, are summarized below.

•

Cause means, in general, a person’s (1) continued, substantial failure to perform his duties with Delta; (2) misconduct which is economically injurious to Delta; (3) conviction of, or plea of guilty or no contest to, a felony or other crime involving moral turpitude, fraud, theft, embezzlement or dishonesty; or (4) material violation of any material Delta policy or rule regarding conduct.

A person has ten business days to cure, if curable, any of the events which could lead to a termination for cause. A termination for cause must be approved by a 2/3 vote of the entire Board of Directors.

•

Change in control means, in general, the occurrence of any of the following events: (1) any person becomes the beneficial owner of more than 35% of Delta common stock; (2) during a period of 12 consecutive months following Delta’s emergence from bankruptcy on April 30, 2007, the Board of Directors at the beginning of the period and their approved successors cease to constitute a majority of the Board; (3) the consummation of a merger or consolidation involving Delta, other than a merger or consolidation which results in Delta’s common stock outstanding immediately before the transaction continuing to represent more than 65% of Delta’s common stock outstanding immediately after the transaction; or (4) a sale, lease or other transfer of Delta’s assets which have a total gross fair market value greater than 40% of the total gross fair market value of Delta’s assets immediately before the transaction.

In February 2008, Mr. Anderson offered to waive the change in control provisions of his compensation arrangements, voluntarily agreeing to relinquish any enhanced or accelerated compensation that he otherwise would be entitled to receive if any consolidation transaction then under review by Delta is completed. The P&C Committee accepted Mr. Anderson’s offer, which applies to the proposed merger between Delta and Northwest Airlines.

•	Disability means long-term or permanent disability as determined under the applicable Delta disability plan.

•	Good reason:

•

For purposes of the 2007 Performance Plan for all executive officers, and for purposes of the severance arrangements of Mr. Anderson and Mr. Bastian, good reason generally means the occurrence of any of the following without a person’s written consent: (1) a diminution or other reduction of a person’s authorities, duties or responsibilities, other than an insubstantial and inadvertent act that is promptly remedied by Delta after written notice by the person; (2) the relocation of a person’s office by more than 50 miles and, if the relocation occurs prior to a change in control, the relocation would place the person in a position of reduced status and importance at Delta; (3) a reduction in a person’s base salary or incentive compensation opportunities, other than pursuant to a uniform percentage salary reduction for similarly situated persons (or, following a change in control, all full-time domestic employees who are not subject to a collective bargaining agreement); (4) Delta does not keep in effect compensation and benefit programs under which a person receives benefits substantially similar, in the aggregate, to those in effect prior to a reduction (other than a reduction pursuant to an equivalent reduction in such benefits for similarly situated persons (or, following a change in control, all full-time domestic employees who are not subject to a collective bargaining agreement)); or (5) a material breach by Delta of any material term of a person’s employment.

•

For purposes of the Severance Plan for our executive vice presidents, in the event of a change in control, good reason generally means the occurrence of any of the following without a person’s written consent: (1) a diminution or other reduction of a person’s authorities, duties or responsibilities, other than an insubstantial and inadvertent act that is promptly remedied by Delta after written notice by the person; (2) the relocation of a person’s office by more than 50 miles; (3) a reduction in a person’s base salary or incentive compensation opportunities, other than pursuant to a uniform percentage salary reduction for all full-time domestic employees who are not subject to a collective bargaining agreement; (4) Delta does not keep in effect compensation and benefit programs under which a person receives benefits substantially similar, in the aggregate, to those in effect prior to a reduction (other than a reduction pursuant to an equivalent reduction in such benefits for all full-time domestic employees who are not subject to a collective bargaining agreement); or (5) a material breach by Delta of any material term of a person’s employment.

An event described above constitutes good reason only if a person gives Delta certain written notice of his intent to resign and Delta does not cure the event within 10 days of the notice.

Tables Regarding Potential Post-Employment Benefits upon Termination or Change in Control

General. The following tables describe the termination benefits for each named executive officer, assuming termination of employment on December 31, 2007. Also included is a column that describes the benefits each named executive officer would have received if a change in control occurred on December 31, 2007, and the executive’s employment either (a) continued after the change in control or (b) terminated at the time of the change in control and the executive officer qualified for severance benefits or accelerated vesting of equity awards. Because termination is deemed to occur at the end of the workday on December 31, 2007, the participant would have earned his 2007 MIP award. Accordingly, this award (which is reported in the Summary Compensation Table in this proxy statement) is unrelated to the termination of employment.

Broad-based Benefits. We have not included in this section any benefit that is available generally to all employees on a non-discriminatory basis such as payments of retirement, disability and survivorship benefits. See “Defined Benefit Pension Benefits” above, for a discussion of the benefits accrued for eligible named executive officers under the Retirement Plan.

Certain Assumptions. We used the general assumptions summarized below in calculating the dollar amounts included in the following tables:

•

Stock Options. The exercise prices for our stock options outstanding on December 31, 2007 were between $16.88 and $20.20, which are higher than the $14.89 closing price of our common stock on December 31, 2007. Therefore, for purposes of the tables, we assume the outstanding stock options held by our executive officers would have had no value had they vested as of that date. We note that had such vesting occurred, the stock options could have value in the future.

•	Restricted Stock and Performance Shares. As required by SEC rules, the values in these tables for restricted stock and performance shares are based on the closing price of $14.89 of our common stock on the NYSE on December 31, 2007. Consistent with the outstanding Equity Awards at Fiscal Year-end Table, we assume the performance shares will be paid at target.

•

Benefits. Under our severance arrangements, executive officers may receive financial planning services until the end of the year in which their employment terminated. For purposes of the tables, we have assumed each named executive officer would use his remaining available 2007 allowance. The maximum amount available under the program is $15,000 per year.

An executive officer who receives severance benefits is generally eligible to receive certain travel benefits. Travel benefits are described in footnote 5(h) to the Summary Compensation Table in this proxy statement. The cost of travel benefits included in the following tables is calculated as follows:

•	Termination Unrelated to a Change in Control — The sum of (1) the estimated incremental cost of providing the benefit and (2) the related tax reimbursement for one or two years, as applicable.

•

Termination Related to a Change in Control — The sum of (1) the present value of the estimated incremental cost of providing the benefit during the executive officer’s projected life expectancy and (2) the related tax reimbursement for the first year.

Mr. Anderson.

	Termination not Involving a Change in Control									Change in Control (1)
	Termination without Cause ($)		Resignation for Good Reason ($)		Termination for Cause or Resignation without Good Reason ($)	Death ($)		Disability ($)		Termination without Cause or Resignation for Good Reason ($)		Employment Continues ($)
Severance Payment (2):	3,000,000		3,000,000		0	0		3,000,000		3,000,000		0
Equity:
Stock Option	0		0		0	0		0		0		0
Restricted Stock (3)	5,090,891		5,090,891		0	5,090,891		5,090,891		5,090,891		5,090,891
Performance Shares	1,850,827	(4)	1,850,827	(4)	0	264,402	(5)	264,402	(5)	1,850,827	(6)	1,850,827	(6)
Benefits and Perquisites:
Company-Paid COBRA Coverage and Basic Life Insurance Premiums	24,185		24,185		0	0		24,185		24,185		0
Career Transition Services	5,000		5,000		0	0		5,000		5,000		0
Financial Planning	5,000		5,000		0	0		5,000		5,000		0
Flight Benefits	40,000		40,000		0	0		40,000		85,798		0
280G Excise Tax Reimbursement:	0		0		0	0		0		3,240,293		1,396,982

(1)	In February 2008, Mr. Anderson offered to waive the change in control provisions of his compensation arrangements, voluntarily agreeing to relinquish any enhanced or accelerated compensation that he would otherwise be entitled to receive if any consolidation transaction then under review by Delta is completed. The P&C Committee accepted Mr. Anderson’s offer. The table above does not reflect this waiver agreement, which applies to the proposed merger between Delta and Northwest Airlines.

(2)	The severance payment, if applicable, represents 24 months of base salary and 200% of Mr. Anderson’s MIP target award (which is 150% of his base salary).

(3)	Mr. Anderson’s restricted stock vests upon termination of his employment without cause; his resignation for good reason; termination of his employment due to death; his resignation due to disability; or a change in control. The value of Mr. Anderson’s 341,900 shares of restricted stock is based on the $14.89 closing price of our common stock on the NYSE on December 31, 2007. As discussed in footnote 1 above, Mr. Anderson has waived the change in control provisions of his compensation arrangements in certain circumstances.

(4)	If his employment terminates without cause or he resigns for good reason, Mr. Anderson’s performance shares would be paid, if earned, in the same manner and to the same extent as if his employment had continued. For purposes of this table, we assume the performance shares will be paid at the target level (124,300 shares) after the performance period ends on December 31, 2009. The shares are valued at the $14.89 closing price of our common stock on the NYSE on December 31, 2007.

(5)	If his employment terminates due to death or he resigns due to disability, Mr. Anderson would receive a number of performance shares calculated as follows: A × (B ÷ C) where,

A = the total number of shares subject to his target performance award as of the grant date;
B = the number of calendar months from the grant date to the date of termination (rounded up for any partial month); and
C = the number of calendar months from the grant date to December 31, 2009 (rounded up for any partial month).

Based on this formula, Mr. Anderson would receive 17,757 shares. These shares are valued at the $14.89 closing price of our common stock on the NYSE on December 31, 2007.

(6)	Upon a change in control, Mr. Anderson’s performance shares would be paid at the target level (124,300 shares). These shares are valued at the $14.89 closing price of our common stock on the NYSE on December 31, 2007. As discussed in footnote 1 above, Mr. Anderson has waived the change in control provisions of his compensation arrangements in certain circumstances.

Mr. Bastian.

	Termination not Involving a Change in Control									Change in Control
	Termination without Cause ($)		Resignation for Good Reason ($)		Termination for Cause or Resignation without Good Reason ($)	Death ($)		Disability ($)		Termination without Cause or Resignation for Good Reason ($)		Employment Continues ($)
Severance Payment (1):	2,500,000		2,500,000		0	0		2,500,000		2,500,000		0
Equity:
Stock Option	0		0		0	0		0		0		0
Restricted Stock (2)	2,991,401		2,991,401		0	2,991,401		2,991,401		2,991,401		2,991,401
Performance Shares	1,421,995	(3)	1,421,995	(3)	0	333,089	(4)	333,089	(4)	1,421,995	(5)	1,421,995	(5)
Benefits and Perquisites:
Company-Paid COBRA Coverage and Basic Life Insurance Premiums	24,658		24,658		0	0		24,658		24,658		0
Career Transition Services	5,000		5,000		0	0		5,000		5,000		0
Financial Planning	15,000		15,000		0	0		15,000		15,000		0
Flight Benefits	40,000		40,000		0	0		40,000		87,880		0
280G Excise Tax Reimbursement:	0		0		0	0		0		2,433,237		0

(1)	The severance payment, if applicable, represents 24 months of base salary and 200% of Mr. Bastian’s MIP target award (which is 150% of his base salary).

(2)	Mr. Bastian’s restricted stock vests upon termination of his employment without cause; his resignation for good reason; termination of his employment due to death; his resignation due to disability; or a change in control. The value of Mr. Bastian’s 200,900 shares of restricted stock is based on the $14.89 closing price of our common stock on the NYSE on December 31, 2007.

(3)	If his employment terminates without cause or he resigns for good reason, Mr. Bastian’s performance shares would be paid, if earned, in the same manner and to the same extent as if his employment had continued. For purposes of this table, we assume the performance shares will be paid at the target level (95,500 shares) after the performance period ends on December 31, 2009. The shares are valued based on the $14.89 per share closing price of our common stock on the NYSE on December 31, 2007.

(4)	Mr. Bastian received performance share awards for 67,200 shares on April 30, 2007 and 28,300 shares on September 1, 2007. If his employment terminates due to death or he resigns due to disability, Mr. Bastian would receive 22,370 performance shares, calculated under the formula set forth in footnote 5 of Mr. Anderson’s table above. These shares are valued at the $14.89 closing price of our common stock on the NYSE on December 31, 2007.

(5)	Upon a change in control, Mr. Bastian’s performance shares would be paid at the target level (95,500 shares). These shares are valued at the $14.89 closing price of our common stock on the NYSE on December 31, 2007.

Mr. Campbell.

	Termination not Involving a Change in Control									Change in Control
	Termination without Cause ($)		Resignation for Good Reason ($)		Termination for Cause or Resignation without Good Reason ($)	Death ($)		Disability ($)		Termination without Cause or Resignation for Good Reason ($)		Employment Continues ($)
Severance Payment:	750,000	(1)	0		0	0		750,000	(1)	1,500,000	(2)	0
Equity:
Stock Option	0		0		0	0		0		0		0
Restricted Stock	1,374,466	(3)	1,374,466	(3)	0	1,555,007	(4)	1,555,007	(4)	1,555,007	(4)	1,555,007	(4)
Performance Shares	738,544	(5)	738,544	(5)	0	201,417	(6)	201,417	(6)	738,544	(7)	738,544	(7)
Benefits and Perquisites:
Company-Paid COBRA Coverage and Basic Life Insurance Premiums	10,608		0		0	0		10,608		21,216		0
Career Transition Services	5,000		0		0	0		5,000		5,000		0
Financial Planning	15,000		0		0	0		15,000		15,000		0
Flight Benefits	17,000		0		0	0		17,000		75,570		0
280G Excise Tax Reimbursement:	0		0		0	0		0		1,389,178		0

(1)	This amount represents 12 months of base salary and 100% of Mr. Campbell’s MIP target award (which is 100% of his base salary).

(2)	This amount represents 24 months of base salary and 200% of Mr. Campbell’s MIP target award (which is 100% of his base salary).

(3)	Mr. Campbell received restricted stock awards on April 30, 2007 and November 1, 2007. If his employment terminates without cause or he resigns for good reason, the 90,933 shares of restricted stock covered by the April grant will vest in full. The November grant will vest pro rata as follows (with the remaining unvested shares being forfeited):

November Grant

Scheduled Vesting Date	Number of Shares	Pro Rata Formula	Vested Shares
11-1-08	4,500	4,500 × (2 ÷ 12)	750
11-1-09	4,500	4,500 × (2 ÷ 24)	375
11-1-10	4,500	4,500 × (2 ÷ 36)	250

Total Shares Vesting Under November Grant:			1,375

The value of the 92,308 shares of restricted stock that would vest is based on the $14.89 closing price of our common stock on the NYSE on December 31, 2007.

(4)	Mr. Campbell’s restricted stock vests in full upon termination of his employment due to death; his resignation due to disability; or a change in control. The value of the 104,433 shares of restricted stock that would vest is based on the $14.89 closing price of our common stock on the NYSE on December 31, 2007.

(5)	If his employment terminates without cause or he resigns for good reason, Mr. Campbell’s performance shares would be paid, if earned, in the same manner and to the same extent as if his employment had continued. For purposes of this table, we assume the performance shares will be paid at the target level (49,600 shares) after the performance period ends on December 31, 2009. The shares are valued based on the $14.89 closing price of our common stock on the NYSE on December 31, 2007.

(6)	If his employment terminates due to death or he resigns due to disability, Mr. Campbell would receive 13,527 performance shares, calculated under the formula set forth in footnote 5 of Mr. Anderson’s table above. These shares are valued at the $14.89 closing price of our common stock on the NYSE on December 31, 2007.

(7)	Upon a change in control, Mr. Campbell’s performance shares would be paid at the target level (49,600 shares). These shares are valued at the $14.89 closing price of our common stock on the NYSE on December 31, 2007.

Mr. Hauenstein.

	Termination not Involving a Change in Control									Change in Control
	Termination without Cause ($)		Resignation for Good Reason ($)		Termination for Cause or Resignation without Good Reason ($)	Death ($)		Disability ($)		Termination without Cause or Resignation for Good Reason ($)		Employment Continues ($)
Severance Payment:	750,000	(1)	0		0	0		750,000	(1)	1,500,000	(2)	0
Equity:
Stock Option	0		0		0	0		0		0		0
Restricted Stock	1,417,692	(3)	1,417,692	(3)	0	1,979,372	(4)	1,979,372	(4)	1,979,372	(4)	1,979,372	(4)
Performance Shares	738,544	(5)	738,544	(5)	0	201,417	(6)	201,417	(6)	738,544	(7)	738,544	(7)
Benefits and Perquisites:
Company-Paid COBRA Coverage and Basic Life Insurance Premiums	4,129		0		0	0		4,129		8,258		0
Career Transition Services	5,000		0		0	0		5,000		5,000		0
Financial Planning	0		0		0	0		0		0		0
Flight Benefits	17,000		0		0	0		17,000		87,700		0
280G Excise Tax Reimbursement:	0		0		0	0		0		1,508,970		0

(1)	This amount represents 12 months of base salary and 100% of Mr. Hauenstein’s MIP target award (which is 100% of his base salary)

(2)	This amount represents 24 months of base salary and 200% of Mr. Hauenstein’s MIP target award (which is 100% of his base salary)

(3)	Mr. Hauenstein received restricted stock awards on April 30, 2007 and November 1, 2007. If his employment terminates without cause or he resigns for good reason, the 90,933 shares of restricted stock covered by the April grant will vest in full. The November grant will vest pro rata as follows (with the remaining unvested shares being forfeited):

November Grant:

Scheduled Vesting Date	Number of Shares	Pro Rata Formula	Vested Shares
11-1-08	14,000	14,000 × (2 ÷ 12)	2,333
11-1-09	14,000	14,000 × (2 ÷ 24)	1,167
11-1-10	14,000	14,000 × (2 ÷ 36)	778

Total Shares Vesting Under November Grant:			4,278

The value of the 95,211 shares of restricted stock that would vest is based on the $14.89 closing price of our common stock on the NYSE on December 31, 2007.

(4)	Mr. Hauenstein’s restricted stock vests in full upon termination of his employment due to death; his resignation due to disability; or a change in control. The value of the 132,933 shares of restricted stock that would vest is based on the $14.89 closing price of our common stock on the NYSE on December 31, 2007.

(5)	If his employment terminates without cause or he resigns for good reason, Mr. Hauenstein’s performance shares would be paid, if earned, in the same manner and to the same extent as if his employment had continued. For purposes of this table, we assume the performance shares will be paid at the target level (49,600 shares) after the performance period ends on December 31, 2009. The shares are valued at the $14.89 closing price of our common stock on the NYSE on December 31, 2007.

(6)	If his employment terminates due to death or he resigns due to disability, Mr. Hauenstein would receive 13,527 performance shares, calculated under the formula set forth in footnote 5 of Mr. Anderson’s table above. These shares are valued at the $14.89 closing price of our common stock on the NYSE on December 31, 2007.

(7)	Upon a change in control, Mr. Hauenstein’s performance shares would be paid at the target level (49,600 shares). These shares are valued at the $14.89 closing price of our common stock on the NYSE on December 31, 2007.

Mr. Macenczak.

	Termination not Involving a Change in Control									Change in Control
	Termination without Cause ($)		Resignation for Good Reason ($)		Termination for Cause or Resignation without Good Reason ($)	Death ($)		Disability ($)		Termination without Cause or Resignation for Good Reason ($)		Employment Continues ($)
Severance Payment:	688,512	(1)	0		0	0		688,512	(1)	1,377,024	(2)	0
Equity:
Stock Option	0		0		0	0		0		0		0
Restricted Stock (3)	1,353,992		1,353,992		0	1,353,992		1,353,992		1,353,992		1,353,992
Performance Shares	738,544	(4)	738,544	(4)	0	201,417	(5)	201,417	(5)	738,544	(6)	738,544	(6)
Benefits and Perquisites:
Company-Paid COBRA Coverage and Basic Life Insurance Premiums	12,092		0		0	0		12,092		24,184		0
Career Transition Services	5,000		0		0	0		5,000		5,000		0
Financial Planning	8,810		0		0	0		8,810		8,810		0
Flight Benefits	17,000		0		0	0		17,000		88,523		0
280G Excise Tax Reimbursement:	0		0		0	0		0		1,282,669		0

(1)	This amount represents 12 months of base salary and 100% of Mr. Macenczak’s MIP target award (which is 100% of his base salary).

(2)	This amount represents 24 months of base salary and 200% of Mr. Macenczak’s MIP target award (which is 100% of his base salary).

(3)	Mr. Macenczak’s restricted stock vests upon termination of his employment without cause; his resignation for good reason; termination of his employment due to death; his resignation due to disability; or a change in control. The value of Mr. Macenczak’s 90,933 shares of restricted stock is based on the $14.89 closing price of our common stock on the NYSE on December 31, 2007.

(4)	If his employment terminates without cause or he resigns for good reason, Mr. Macenczak’s performance shares would be paid, if earned, in the same manner and to the same extent as if his employment had continued. For purposes of this table, we assume the performance shares will be paid at the target level (49,600 shares) after the performance period ends on December 31, 2009. The shares are valued based on the $14.89 closing price of our common stock on the NYSE on December 31, 2007.

(5)	If his employment terminates due to death or he resigns due to disability, Mr. Macenczak would receive 13,527 performance shares, calculated under the formula set forth in footnote 5 of Mr. Anderson’s table above. These shares are valued at the $14.89 closing price of our common stock on the NYSE on December 31, 2007.

(6)	Upon a change in control, Mr. Macenczak’s performance shares would be paid at the target level (49,600 shares). These shares are valued at the $14.89 closing price of our common stock on the NYSE on December 31, 2007.

Mr. Grinstein. As previously discussed, on September 1, 2007, Mr. Grinstein retired as Delta’s CEO and as a member of its Board of Directors. As a result of his service on the board and age at retirement, Mr. Grinstein is eligible for complimentary travel and certain Delta Crown Room privileges for his lifetime for himself; his spouse or designated companion; and his dependent children. In addition, in recognition of Mr. Grinstein’s service to Delta before and during its Chapter 11 proceedings, the Board of Directors included as part of Mr. Grinstein’s travel benefits an annual allowance of up to $250,000 for travel provided by a charter air carrier owned by Delta; the allowance is based on the prices charged by the charter air carrier to unrelated parties. The incremental cost of Mr. Grinstein’s use of his travel benefits (including his charter flight benefits) during 2007 is included in the Summary Compensation Table in this proxy statement. Delta will not reimburse Mr. Grinstein for any taxes associated with these flight benefits.

Mr. Whitehurst. On August 31, 2007, Mr. Whitehurst terminated his employment with Delta. Under his separation agreement with Delta, Mr. Whitehurst agreed to certain non-competition, non-solicitation and confidentiality covenants for the benefit of Delta, and a general release of claims he may have against Delta.

Under the separation agreement, Mr. Whitehurst is eligible to receive certain benefits, as described in footnote 5(e) to the Summary Compensation Table in this proxy statement. The benefits received by Mr. Whitehurst from August 31, 2007 through December 31, 2007 are reflected in the Summary Compensation Table. From January 1, 2008 through August 31, 2008, Mr. Whitehurst will continue to be eligible for continuation of basic life insurance coverage; during that eight month period a total of $64 in premiums will be waived.

Mr. Whitehurst is also eligible to receive for 14 years complimentary travel and certain Delta Crown Room privileges for himself; his spouse or designated companion; and his children and parents. Delta will reimburse Mr. Whitehurst for associated taxes on such travel with an imputed tax value of up to $20,000 per year. Delta estimates that the aggregate cost of this travel benefit will be approximately $168,439. The estimated cost of this travel benefit represents the present value of the sum of (1) the estimated annual incremental cost of providing the benefit and (2) the related annual tax reimbursement.

Director Compensation

Effective April 30, 2007, non-employee directors receive the following for their service on the Board of Directors:

Annual Retainer:	$40,000

Annual Committee Chair Retainer:	• $20,000 for Audit Committee chair • $10,000 for other Committee chairs

Annual Non-executive Chairman of the Board Retainer:	$125,000

Annual Grant of Restricted Stock:

•     Approximately $40,000 in stock, generally granted at annual meeting with a one year vesting requirement, subject to continued Board service on vesting date(1)

•     100% vesting upon change in control (as defined in the 2007 Performance Plan), or termination of Board service due to death or disability

Charitable Matching Program:	Directors (and all full-time employees and retirees) are eligible to participate in a program under which a charitable foundation funded by Delta will match 50% of a participant’s cash contributions to accredited colleges and universities, with a maximum match of up to $1,000 per calendar year on behalf of any participant

Expense Reimbursements:	Reimbursement of reasonable expenses incurred in attending meetings

(1)

The first annual grant of restricted stock was made on June 25, 2007. Future annual grants of restricted stock are expected to be made on the date of the Board meeting immediately following the annual meeting of stockholders.

As is common in the airline industry, Delta provides complimentary travel and certain Delta Crown Room privileges for members of the Board of Directors; the director’s spouse, domestic partner or travel companion; the director’s children and parents; and, to a limited extent, other persons designated by the director. Complimentary travel for such other persons is limited to an aggregate imputed value of $20,000 per year. Delta reimburses the director for associated taxes on complimentary travel with an imputed tax value of up to $25,000 per year. Unused portions of the annual allowances described in the previous two sentences accumulate and may be carried into succeeding years. A director who retires from the Board at or after age 52 with at least 10 years of service as a director, at or after age 68 with at least five years of service as a director, or at his or her mandatory retirement date, continues to receive these travel benefits during his or her life, except the director does not receive any additional annual allowances following retirement.

Directors who are employees of Delta are not separately compensated for their service as directors.

Director Compensation Table

The following table sets forth the compensation paid to non-employee members of Delta’s current and former Board of Directors during 2007:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Current Directors:
John S. Brinzo	40,000	22,491	0	0	0	n/a	62,491
Daniel A. Carp	116,667	22,491	0	0	0	n/a	139,158
Eugene I. Davis	26,667	22,491	0	0	0	n/a	49,158
Richard Karl Goeltz	33,333	22,491	0	0	0	n/a	55,824
David R. Goode	57,500	22,491	0	0	0	n/a	79,991
Victor L. Lund	26,667	22,491	0	0	0	n/a	49,158
Walter E. Massey	26,667	22,491	0	0	0	n/a	49,158
Paula Rosput Reynolds	52,334	22,491	0	0	0	n/a	74,825
Kenneth B. Woodrow	55,334	22,491	0	0	0	n/a	77,825

Former Directors:
Edward H. Budd (4)	31,167	0	0	0	0	n/a	31,167
Domenico De Sole (5)	15,667	0	0	0	0	n/a	15,667
Patricia L. Higgins (5)	24,667	0	0	0	0	n/a	24,667
Arthur E. Johnson (5)	20,667	0	0	0	0	n/a	20,667
Karl J. Krapek (5)	21,167	0	0	0	0	n/a	21,167
John F. Smith, Jr. (3)(4)	66,667	0	0	0	0	21,157	87,824

(1)	Mr. Grinstein was Delta’s CEO and a member of Delta’s Board of Directors until his retirement on September 1, 2007. Mr. Grinstein was not separately compensated for his service on the Board of Directors. His compensation as CEO is included in the “Summary Compensation Table” in this proxy statement. Mr. Anderson was a non-employee member of Delta’s Board of Directors from April 30, 2007 until September 1, 2007, when he was elected Delta’s CEO. Mr. Anderson’s compensation as a member of Delta’s Board prior to becoming CEO is also included in the Summary Compensation Table.

(2)	On June 25, 2007, the Board of Directors granted 2,113 shares of restricted stock under the 2007 Performance Plan to each of the ten non-employee directors. The number of shares was determined by dividing $40,000 by the average closing price of Delta common stock on the NYSE for the ten consecutive trading days immediately prior to June 25, 2007, and rounding down to the nearest whole number of shares. These awards vest on June 3, 2008, the date of Delta’s 2008 annual meeting, subject to the director’s continued Board service on that date. The “Stock Awards” column shows the amount recognized for financial reporting purposes for these awards in 2007. The grant date fair value of each of these awards was $41,056. As required by SEC rules, the grant date fair values and the amounts reported in the table were determined under SFAS 123R, but do not reflect any reduction in such amounts for the possibility of forfeiture. See Note 12 of the Notes to the Consolidated Financial Statements in our 2007 Form 10-K for information regarding the assumptions used in determining the SFAS 123R values.

(3)	None of Delta’s directors other than Mr. Anderson, Mr. Grinstein and Mr. Smith received perquisites or other personal benefits with a total incremental cost of $10,000 or more, the threshold for reporting under SEC rules. Mr. Anderson’s and Mr. Grinstein’s perquisites or other personal benefits are included in the Summary Compensation Table in this proxy statement. The amount for Mr. Smith includes the incremental cost of his travel benefits and certain board retirement gifts commemorating his service as a director and as Non-executive Chairman of Delta’s Board of Directors.

(4)	Mr. Budd and Mr. Smith retired from Delta’s Board of Directors on April 30, 2007. Consistent with Delta’s then existing policy, Mr. Budd and Mr. Smith each receive complimentary travel and certain Delta Crown Room privileges for himself; his spouse or designated companion; and his dependent children. Delta will not reimburse Mr. Budd or Mr. Smith for taxes associated with the use of their travel benefits.

(5)	Mr. De Sole, Ms. Higgins, Mr. Johnson and Mr. Krapek each completed their service as a director on April 30, 2007. The new Board of Directors acknowledged the contributions of the former directors by providing them for a specified period complimentary travel and certain Delta Crown Room privileges for the former director; his or her spouse, domestic partner or designated companion; and his or her dependent children. These benefits will be provided for the longer of (a) two years; or (b) a period equal to the former director’s service as a member of the Board of Directors. As a result, each former director will be eligible to use these travel benefits for the period indicated next to his or her name: Mr. De Sole – 2 years; Mrs. Higgins – 2 years, Mr. Johnson – 2 years, 2 months; and Mr. Krapek – 2 years 10 months. Delta will not reimburse the former directors for taxes associated with the use of these travel benefits.

Equity Compensation Plan Information

The following table provides information about the number of shares of common stock that may be issued under the 2007 Performance Plan, Delta’s only equity compensation plan, as of December 31, 2007.

Plan Category	(a) No. of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) No. of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2)
Equity compensation plans approved by securities holders	3,945,800	$18.87	8,737,492

Equity compensation plans not approved by securities holders	—	—	—

Total	3,945,800	$18.87	8,737,492

(1)	Includes stock options granted in 2007 under Delta’s 2007 Performance Plan. The 2007 Performance Plan was approved by the Bankruptcy Court as part of our Plan of Reorganization. Accordingly, issuances under the 2007 Performance Plan are deemed to be approved by stockholders under Delaware General Corporation Law.

(2)	Up to 30 million shares of common stock are available for issuance under the 2007 Performance Plan. If any shares of our common stock are covered by an award under the 2007 Performance Plan that is cancelled, forfeited or otherwise terminates without delivery of shares (including shares surrendered or withheld for payment of the exercise price of an award or taxes related to an award), then such shares will again be available for issuance under the 2007 Performance Plan. In addition to the 3,945,800 options outstanding, 5,195,648 shares of restricted stock remain unvested and a maximum of 1,837,200 shares of common stock may be issued upon the achievement of certain performance conditions under outstanding performance share awards as of December 31, 2007.

AUDIT COMMITTEE REPORT

The Audit Committee represents and assists the Board of Directors in its oversight of the integrity of Delta’s financial statements, compliance with legal and regulatory requirements, the qualifications and independence of the independent auditors, and the performance of the internal audit function. The Committee retains, oversees and reviews the performance of the independent auditors, who report directly to the Committee. The Committee has the resources and authority it deems appropriate to discharge its responsibilities. The Committee operates pursuant to a written charter available at http://images.delta.com.edgesuite.net/delta/pdfs/Charter_Audit.pdf.

The Board of Directors has determined each of Mr. Brinzo (chair), Mr. Goeltz, Mr. Lund and Mr. Woodrow has the necessary experience to qualify as an “audit committee financial expert” under rules of the SEC, and has so designated each of these members. These directors are not auditors or accountants for Delta, do not perform accounting field work, and are not employed by Delta. In accordance with the SEC’s safe harbor relating to audit committee financial experts, a person designated as an audit committee financial expert will not be deemed an “expert” for purposes of the federal securities laws. In addition, such designation does not impose on such person any duties, obligations or liabilities that are greater than those otherwise imposed on such person as a member of the Audit Committee and Board of Directors, and does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board of Directors.

Management is responsible for Delta’s system of internal control over financial reporting, the preparation of its consolidated financial statements in accordance with accounting principles generally accepted in the United States, or GAAP, and the financial reporting process. The independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of our consolidated financial statements and for expressing an opinion, based on the results of their audit, as to whether the consolidated financial statements are fairly presented, in all material respects, in conformity with GAAP. Since 1999, Delta has retained PricewaterhouseCoopers LLP to provide internal audit services.

It is not the responsibility of the Audit Committee to prepare consolidated financial statements, or to determine that the consolidated financial statements and disclosures are complete and accurate and prepared in accordance with GAAP and applicable rules and regulations. These tasks are the responsibility of management. It is also not the responsibility of the Audit Committee to plan or conduct an independent audit of the consolidated financial statements. These tasks are the responsibility of the independent auditors. In carrying out its oversight responsibilities, the Audit Committee is not providing any expert, professional or special assurance as to the consolidated financial statements or any professional certification. The Audit Committee relies on the information provided by and representations made to it by management, and also on the report on our consolidated financial statements that it receives from the independent auditors.

In discharging its duties, the Audit Committee reviewed and discussed with management and the independent auditors the overall scope and process for the audit of the consolidated financial statements and internal control over financial reporting. The Committee discussed with the independent auditors the matters required to be discussed under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61 (Communication with Audit Committees) (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the SEC and other applicable regulations. In addition, the Committee received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with the independent auditors their independence from Delta and its management. The Committee also determined that the independent auditors’ provision of non-audit services in 2007 to Delta was compatible with the auditors’ independence.

At its meetings, the Audit Committee met with, in addition to representatives of Ernst & Young LLP, members of Delta’s senior management, including the CEO, the President and Chief Financial Officer and the General

Counsel. The PricewaterhouseCoopers partner who heads Delta’s internal audit function also attends each regular meeting of the Audit Committee. Members of the Committee and the other attendees discussed and reviewed, among other things, certain Delta SEC filings; the scope, resources and work of the internal audit function; the financial reporting process; the consolidated financial statements; the scope and progress of testing of Delta’s internal control over financial reporting; compliance programs; and information technology matters. The Committee regularly holds private sessions with the head of the internal audit function, the independent auditors and management, including Delta’s General Counsel.

In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Delta’s 2007 Form 10-K filed with the SEC. The Committee also appointed Ernst & Young LLP as Delta’s independent auditors for 2008, subject to stockholder ratification.

Respectfully submitted,

THE AUDIT COMMITTEE

John S. Brinzo, Chair

Richard Karl Goeltz

Victor Lund

Walter E. Massey

Kenneth B. Woodrow

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as Delta’s Independent Registered Public Accounting Firm (“independent auditors”) for 2008, subject to ratification by the stockholders. Representatives of Ernst & Young LLP, which also served as Delta’s independent auditors for 2007, are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire, and will be available to respond to questions.

Delta’s New Certificate of Incorporation and New Bylaws do not require that stockholders ratify the selection of Ernst & Young LLP as our independent auditors. We are submitting the selection of the independent auditors for stockholder ratification (as we have done in prior years) because we believe it is a matter of good corporate practice. Ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2008 requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote. Abstentions are counted as votes present and entitled to vote and have the same effect as votes against the proposal. If stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider the selection of the independent auditors. The Board of Directors recommends a vote FOR this proposal.

Fees of Independent Auditors for 2007 and 2006

The following table shows the aggregate fees and related expenses for professional services rendered by Delta’s independent auditors, Ernst and Young LLP, for audit services for 2007 and 2006, and fees and related expenses billed for audit-related services, tax services and other in 2007 and 2006.

Description of Fees	Amount 2007 ($)	Amount 2006 ($)
Audit Fees (1)	4,111,000	2,787,000
Audit-Related Fees	0	0
Tax Fees (2)	1,224,000	768,000
All Other Fees (3)	6,000	6,000

(1)	Represents fees for the audit and quarterly reviews of the consolidated financial statements (including an audit of the effectiveness of the company’s internal control over financial reporting), attestation services required by statute or regulation, comfort letters, consents, assistance with and review of documents filed with the SEC, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards.

(2)	Represents fees for professional services provided for the review of tax returns prepared by the company, assistance with international tax compliance, bankruptcy-related tax assistance, and assistance related to the tax impact of mergers, acquisitions and divestitures.

(3)	Represents fees for online technical resources.

Pre-Approval of Audit and Non-Audit Services

The charter of the Audit Committee provides that the Committee is responsible for the pre-approval of all audit and permitted non-audit services to be performed for Delta by the independent auditors. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors.

Each year management requests Audit Committee pre-approval of the annual audits, statutory audits, quarterly reviews and any other engagements of the independent auditors known at that time. In connection with these requests, the Committee may consider information about each engagement, including the budgeted fees, the reasons management is requesting the services to be provided by the independent auditors and any potential impact on the auditors’ independence. As additional proposed audit and non-audit engagements of the independent auditors are identified, or if pre-approved services exceed the pre-approved budgeted amount for those services, the Committee will consider similar information in connection with the pre-approval of such engagements or services. If Committee pre-approvals are required between regularly scheduled Committee meetings, the Committee has delegated to the Chair of the Committee, or an alternate member of the Committee, the authority to grant pre-approvals. Pre-approvals by the Chair or the alternate member are reviewed with the Committee at its next regularly scheduled meeting.

OTHER MATTERS

Cost of Solicitation

Delta will pay the cost of soliciting proxies. Delta has retained Georgeson, Inc. to solicit proxies, by telephone, in person or by mail, for a fee of $9,000 plus certain expenses. In addition, certain Delta officers and employees, who will receive no compensation for their services other than their regular salaries, may solicit proxies. Delta will also reimburse banks, brokers and other nominees for their costs in forwarding proxy materials to beneficial owners of Delta stock. Other proxy solicitation expenses that Delta will pay include those for preparing, mailing, returning and tabulating the proxies.

Submission of Stockholder Proposals

To be considered for inclusion in our proxy statement for the 2009 annual meeting, stockholder proposals must be submitted in writing and received by us no later than 5:00 p.m., local time, on December 25, 2008, at the following address:

Corporate Secretary Delta Air Lines, Inc. Dept. No. 981 P.O. Box 20574 Atlanta, Georgia 30320

In addition, a stockholder may bring business before the annual meeting, other than a proposal included in the proxy statement, or may submit nominations for directors, if the stockholder complies with the requirements specified in Article II, Section 8 of Delta’s New Bylaws. The requirements include:

•

providing written notice that is received by Delta’s Corporate Secretary between February 3, 2009 and March 5, 2009 (subject to adjustment if the date of the 2009 annual meeting is moved by more than 30 days, as provided in Article II, Section 8(b) of the New Bylaws); and

•	supplying the additional information listed in Article II, Section 8(b) of the New Bylaws.

Delta’s New Bylaws are available at

www.delta.com/about_delta/investor_relations/corporate_governance/index.jsp

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities (“reporting persons”) to file certain reports concerning their beneficial ownership of our equity securities. We believe that during 2007 all reporting persons complied with their Section 16(a) filing obligations except that a Form 4 filed on behalf of Mr. Goode reporting his purchase of an aggregate of 10,000 shares of Delta common stock on July 30 and 31, 2007 was filed on August 7, 2007, shortly after its due date.

DELTA AIR LINES, INC. 1030 DELTA BOULEVARD DEPARTMENT 829 ATLANTA, GA 30320

You may submit your proxy or voting instructions, as applicable, using the Internet, telephone or U.S. mail. Participants in the Delta Pilots Savings Plan and holders of unvested restricted stock may submit their voting instructions on this proxy card.

To use the Internet, go to www.proxyvote.com. To use the telephone, use a touch-tone telephone and call 1-800-690-6903. Have your proxy card in hand when you access the website or call and follow the instructions. You will need your 12 digit Control Number, which is located on this proxy card.

If you mail your proxy card, mark, sign and date your card and return it in the postage-paid envelope, or send it to: For registered stockholders and holders of unvested restricted common stock - Delta Air Lines, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For Delta Pilot Savings Plan participants - Fidelity Management Trust Company c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTING DEADLINES

Delta Pilots Savings Plan Participants: To submit your instructions using the Internet or telephone, you must do so before 5:00 p.m. Eastern Daylight Time (EDT) on Friday, May 30, 2008. If you mail your proxy card, it must be received by the administrator by that time.

Registered Stockholders and Holders of Unvested Restricted Stock: To submit your instructions using the Internet or telephone, you must do so before 5:00 p.m. EDT on Monday June 2, 2008. If you mail your proxy card it must be received by Broadridge by that time.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

Delta encourages stockholders to sign up to receive proxy materials electronically in the future. Using electronic communication significantly reduces our printing and postage costs, and helps protect the environment. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive stockholder communications electronically in the future.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	DLTAR1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DELTA AIR LINES, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	DELTA’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.	☐	☐	☐

Election of Nominees for Director:
	01) Richard H. Anderson 02) John S. Brinzo 03) Daniel A. Carp 04) Eugene I. Davis 05) Richard Karl Goeltz 06) David R. Goode	07) Victor L. Lund 08) Walter E. Massey 09) Paula Rosput Reynolds 10) Kenneth C. Rogers 11) Kenneth B. Woodrow
						For	Against	Abstain
DELTA’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2
2.	To ratify the appointment of Ernst & Young LLP as Delta’s independent auditors for the year ending December 31, 2008.					☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

MATERIALSELECTION

As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.

☐

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, proxy statement and Annual Report on Form 10-K for the Year Ended December 31, 2007 are available at www.proxyvote.com.

DELTA AIR LINES, INC.

I hereby appoint Richard H. Anderson, Daniel A. Carp and David R. Goode, and each of them, as proxies with full power of substitution, for and in my name, to vote all shares of common stock of Delta Air Lines, Inc. owned by me which I would be entitled to personally vote on all matters which may properly come before the 2008 Annual Meeting of Stockholders of Delta to be held at AXA Equitable Auditorium, 787 Seventh Avenue, New York, New York 10019 on Tuesday, June 3, 2008 at 8:30 a.m. EDT, or any adjournment of the meeting.

The proxies shall vote subject to the directions indicated on the reverse side of this Proxy Card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the annual meeting or any adjournment of the meeting. The proxies will vote as the Board of Directors recommends where a choice is not specified. The proxies cannot vote these shares unless you sign, date and return this Proxy Card or vote by the Internet or telephone.

If I am the holder of unvested restricted common stock granted under Delta’s 2007 Performance Compensation Plan, I hereby instruct the administrator of the 2007 Performance Compensation Plan, to vote the shares of unvested restricted common stock granted to me at the annual meeting, as indicated on the reverse side of this card. I understand that the administrator of the 2007 Performance Compensation Plan will not vote the shares of unvested restricted common stock granted to me if I do not submit voting instructions before 5:00 p.m. EDT on Monday June 2, 2008.

If I am a participant in the Delta Pilots Savings Plan (Pilot Plan), I hereby instruct Fidelity Management Trust Company, as Trustee (Trustee), to vote the shares of Delta common stock attributable to my Pilot Plan account at the annual meeting, as indicated on the reverse side of this card. These instructions shall be confidential. I understand that the Trustee will not vote shares attributable to my Pilot Plan account if the Trustee does not receive voting instructions from me before 5:00 p.m. EDT on Friday May 30, 2008.

I acknowledge receipt of Delta’s Notice of Annual Meeting of Stockholders, dated April 24, 2008, proxy statement and Annual Report on Form 10-K for the Year Ended December 31, 2007.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)